As filed with the Securities and Exchange Commission on August 30, 2011
Commission File No.  0-52214

UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, DC  20549

FORM 10/A
(Amendment No. 3)

GENERAL FORM FOR REGISTRATION OF SECURITIES
PURSUANT TO SECTION 12(b) OR 12(g) OF
THE SECURITIES EXCHANGE ACT OF 1934

NEWPORT GOLD, INC.
(Exact name of registrant as specified in its charter)

Nevada	98-0583391
(State or other jurisdiction of	(I.R.S. Employer
incorporation or organization)	Identification No.)

1-336 Queen St. South
Mississauga, Ontario, Canada	L5M 1M2
(Address of principal executive offices)	(Zip Code)

(905) 542-4990
(Registrant’s telephone number, including area code)

Copies to:

David M. Kaye, Esq.
Kaye Cooper Fiore Kay & Rosenberg, LLP
30A Vreeland Road, Suite 230
Florham Park, New Jersey 07932
Tel: (973) 443-0600

Securities to be registered pursuant to Section 12(b) of the Act: None

Securities to be registered pursuant to Section 12(g) of the Act: Common Stock ($.001 par value)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company.  See the definition of “large accelerated filer”, “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act. (Check one):

Large accelerated filer	☐	Accelerated filer	☐
Non-accelerated filer	☐	Smaller reporting company	☒

NEWPORT GOLD, INC.

EXPLANATORY NOTE

We are filing this General Form for Registration of Securities on Form 10 to register our common stock, par value $0.001 per share (the “common stock”), pursuant to Section 12(g) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Insofar that this registration statement became effective by operation of law 60 days from March 1, 2011 (which was the date we filed this registration statement with the Securities and Exchange Commission), we are now subject to the requirements of Regulation 13A under the Exchange Act, which requires us to file annual reports on Form 10-K, quarterly reports on Form 10-Q, and current reports on Form 8-K, and we are required to comply with all other obligations of the Exchange Act applicable to issuers filing registration statements pursuant to Section 12(g) of the Exchange Act.

Unless otherwise noted, references in this registration statement to the “Company,” “we,” “our,” or “us” mean Newport Gold, Inc. and its wholly-owned Canadian subsidiary, 2038052 Ontario Inc.  Our principal executive offices are located at 1-336 Queen St. South, Mississauga, Ontario, Canada L5M 1M2 and our telephone number is (905) 542-4990.

FORWARD-LOOKING STATEMENTS

There are statements in this registration statement that are not historical facts. These “forward-looking statements” can be identified by use of terminology such as “believe,” “hope,” “may,” “anticipate,” “should,” “intend,” “plan,” “will,” “expect,” “estimate,” “project,” “positioned,” “strategy,” and similar expressions. You should be aware that these forward-looking statements are subject to risks and uncertainties that are beyond our control.  For a discussion of these risks, you should read this entire registration statement carefully, especially the risks discussed under the section entitled “Risk Factors.” Although management believes that the assumptions underlying the forward-looking statements included in this registration statement are reasonable, these assumptions do not guarantee our future performance, and actual results could differ from those contemplated by these forward-looking statements. The assumptions used for purposes of the forward-looking statements specified in the following information represent estimates of future events and are subject to uncertainty as to possible changes in economic, legislative, industry, and other circumstances. As a result, the identification and interpretation of data and other information and their use in developing and selecting assumptions from and among reasonable alternatives require the exercise of judgment. To the extent that the assumed events do not occur, the outcome may vary substantially from anticipated or projected results, and, accordingly, no opinion is expressed about the achievability of those forward-looking statements.  In light of these risks and uncertainties, there can be no assurance that the results and events contemplated by the forward-looking statements contained in this registration statement will, in fact, transpire. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of their dates. We do not undertake any obligation to update or revise any forward-looking statements.

Item 1.	Business.

Business Development

Newport Gold, Inc., a pre-exploration stage company, was incorporated on July 16, 2003 in the State of Nevada, and is involved in the acquisition, exploration and development of mineral and energy properties.  We have one subsidiary company, 2038052 Ontario Inc., which is an Ontario incorporated company.  Unless otherwise noted, references in this registration statement to the “Company,” “we,” “our,” or “us” mean Newport Gold, Inc. and its wholly-owned Canadian subsidiary, 2038052 Ontario Inc.

We have not had any bankruptcy, receivership or similar proceeding since incorporation.  There have been no material reclassifications, mergers, consolidations or purchases or sales of any significant amount of assets not in the ordinary course of business since the date of incorporation.

Our principal executive offices are located at 1-336 Queen St. South, Mississauga, Ontario, Canada L5M 1M2 and our telephone number is (905) 542-4990.

Our Business - Mining Properties

Burnt Basin

General

On July 21, 2003, we entered into an option agreement with Steve Baran to acquire certain mineral claims located in British Columbia, Canada known as the Burnt Basin mineral claims. The Burnt Basin property is owned by John W. Carson and the option agreement is subject to an underlying agreement between Mr. Carson and Mr. Baran, dated July 29, 2002.  The Burnt Basin property is situated about 25 kilometers northeast of Grand Forks, British Columbia in Canada.  The property covers an area of 1694 hectares and is comprised of 10 mineral claims.

Under the terms of the option agreement, we were granted the right to acquire a 100% undivided interest in the property, subject to two separate Net Smelter Return (NSR) royalties (totaling 2%), in consideration for cash and share payments totaling $17,000 and  225,000 shares of our common stock, and by incurring exploration expenses totaling CDN $250,000.  The first NSR royalty consists of a 1% NSR payable to John Carson capped at CDN $250,000, that will be provided by making annual CDN $10,000 prepaid NSR payments beginning in September 2003.  To date, we have paid Mr. Carson CDN $80,000 of prepaid NSR royalties.  A further 1% NSR is payable to Steve Baran.  One half of the 1% NSR to Steve Baran may be bought out for the sum of CDN $500,000.

We have met the cash, share and expenditure commitments outlined in the agreement in order to earn the 100% interest in the property, subject to these NSR payments.  Pursuant to transfers of ownership filed with the Province of British Columbia in August 2008, such 100% undivided interest in the Burnt Basin mineral claims are now held by us.  Such interests are held for us in the name of NPG Mining Corp. which is an assumed name which has been registered for us as an extraprovincial company in the Province of British Columbia.

NSR royalties are defined in the option agreement as the net proceeds realized from the sale to a bona fide purchaser in an arm’s length transaction of minerals recovered from ore mined from the claims. The net proceeds are determined by deducting from the dollar value paid for the recovered minerals, the cost of smelting and refining the ore/or concentrates thereof, marketing and insurance charges, and transportation costs, including the costs of transporting the ore and /or concentrates thereof to the milling facilities and to the smelter or refinery.

 To date, we have not performed any work on the property other than geological mapping, rock and soil sampling, geophysical surveys and data compilation done in 2007.  We have commissioned and obtained technical reports, with the latest one dated March 28, 2008 which included recommendations for further work.  No drilling was done on the property due to lack of funds and no exploration work of any kind was done during the 2008 and 2009 field seasons for the same reasons.  We are presently in the pre-exploration stage and there is no assurance that a commercially viable mineral deposit exists in the property until further exploration is done and a comprehensive evaluation concludes economic and legal feasibility.

The Burnt Basin mineral claims are without known economic mineralization and the proposed program is exploratory in nature.  We must conduct exploration to determine what amount of minerals, if any, exist on the property and if any minerals which are found can be economically extracted and profitably processed.

Provided we are able to obtain the necessary capital, we intend to commence and complete the Phase 1 program for the Burnt Basin property (see “Program of Exploration”  below) over the next twelve months.  In this regard, we anticipate that we will need at least $800,000 in financing in order to achieve our goals and objectives over the next twelve months, which includes $680,000 to complete the Phase 1 program and at least $120,000 for operations.  This does not include any amounts which will be due to Derek Bartlett, our President, under the terms of his Management Services Agreement.  Until such time that we are able to afford to pay him, any compensation due to him will be accrued.

We intend to attempt to raise additional funds no later than the fourth quarter of 2011 and into early 2012.  No assurance can be given that these efforts will be successful or that we will be able to raise sufficient capital to fund our operations over the next twelve months.  However, assuming we are successful in raising needed funds or otherwise we are successful in obtaining a joint venture partner to help us fund the project as described above, we expect to commence the Phase 1 program as soon as possible in the fourth quarter of 2011 or early 2012 and hope to complete Phase 1 during 2012, although extreme weather conditions could delay the progress of the Phase 1 program.  The Phase 2 program, which is contingent on the results achieved in the Phase 1 program, will hopefully be able to commence in 2013.  However, if it turns out that we have not raised enough financing to complete the Phase 2 program, we may be forced to seek additional financing or attempt to obtain a joint venture partner if we have not already done so in connection with the financing needed for the Phase 1 program.   Again, no assurance can me made that these efforts in obtaining additional financing or a joint venture partner will be successful.

Other than performing certain geological mapping, rock and soil sampling, geophysical surveys and data compilation done in 2007, we have not taken any concrete steps to implement our business plan with regard to the Burnt Basin property.

Legal Status of Burnt Basin Mineral Claims

A mining claim is generally described to be that portion of the public mineral lands which a miner, for mining purposes, takes and holds in accordance with local mining laws but is also described to mean a parcel of land which might contain precious metals in the soil or rock. Prior to 2005, mineral claims in British Columbia were acquired by physically marking the claim boundaries on the ground.  In 2005, an on-line system of staking was established in British Columbia, known as the Mineral Title Online System (“MTO”), where claims are acquired by selecting one or more predetermined grid cells.  Sizes of these claims vary, depending on the number of grid cells selected.  These on-line claims are referred to as MTO claims, where pre-2005 claims are referred to as legacy claims. The Burnt Basin property consists of 9 MTO claims and 1 legacy claim, covering a total area of 1694 hectares.

The Burnt Basin mineral claims were originally staked in 2002 by John Carson. Mr. Carson owns the mineral claims and optioned these claims to Mr. Baran on July 29, 2002, which was subsequently optioned to us on July 18, 2003. We, through an option agreement, hold the mining rights to the Burnt Basin mineral claims which thereby gives us or our designated agent, the rights to mine and recover all of the minerals contained within the surface boundaries of the claim continued vertically downward.

As mentioned above, prior to 2005, in order to stake a claim, it was physically marked on the ground whereby miners had to physically go to their desired parcel of land and place posts into the ground outlining the location of their claim. They then had to travel to their local mining recorder’s office to register the claim and pay the appropriate fees.  This was known as a ground staking system.   The legislation in British Columbia changed in December 2004 and became effective on January 12, 2005 which changed the system to a map based online system.   For part of 2005, holders of such pre-2005 claims (legacy claims) were given an opportunity to convert the claims to the new system.  With the exception of one claim, all of the pre-2005 claims on the Burnt Basin property were converted to new MTO claims.   As a result, the Burnt Basin property now consists of 9 MTO claims and 1 legacy claim.  See “Property Description and Location” below.

All Canadian lands and minerals which have not been granted to private persons are owned by either the federal or provincial governments in the name of Her Majesty. Ungranted minerals are commonly known as Crown minerals. Ownership rights to Crown minerals are vested by the Canadian Constitution in the province where the minerals are located. In the case of the Burnt Basin mineral claims, that is the province of British Columbia.

In the 19th century the practice of reserving the minerals from fee simple Crown grants was established. The legislation ensures that minerals are reserved from Crown land dispositions. The result is that the Crown is the largest mineral owner in Canada, both as fee simple owner of Crown lands and through mineral reservations in Crown grants. Most privately held mineral titles are acquired directly from the Crown. The Burnt Basin mineral claim is one such acquisition. Accordingly, fee simple title to the Burnt Basin mineral claims resides with the Crown. The Burnt Basin property is comprised of mining claims issued pursuant to the British Columbia Mineral Act to Mr. John Carson. The lessee has exclusive rights to mine and recover all of the minerals contained within the surface boundaries of the lease continued vertically downward.

The Burnt Basin mineral claims are unencumbered and there are no competitive conditions which affect the Burnt Basin mineral claims. Further, there is no insurance covering the Burnt Basin mineral claims. We believe that no insurance is necessary since the Burnt Basin mineral claims is unimproved and contains no buildings or improvements.

Property Description and Location

The Burnt Basin property is situated about 25 kilometers northeast of Grand Forks, B.C., and east of  Gladstone Provincial Park,  on NTS map sheet 082E/01 (see Figure 1).  The property is centered at latitude 49o 10’ 00”N and longitude 118o  07’ 30”W.  It covers an area of 1694 hectares and is underlain entirely by crown land.  The property consists of nine contiguous mineral titles online (MTO) claims and one located legacy claim, on Mineral  Tenure map sheet 082E.020 in the Greenwood Mining District.  The following tables compare the pre-2005 claim information (ground staking system) for the Burnt Basin property with the current claim information (online system) resulting from legislation which became effective in 2005:

Pre-2005 Claim Information

TENURE #	CLAIM NAME	Units	EXPIRATION DATE
393541	Molly Gibson	20	December 30, 2015
393542	Motherlode	20	December 30, 2015
395681	Lode #1	1	December 30, 2015
395682	Lode #2	1	December 30, 2015
395683	Lode #3	1	December 30, 2015
395684	Lode #4	1	December 30, 2015
395685	Lode #5	1	December 30, 2015
395686	Lode #6	1	December 30, 2015
395687	Lode #7	1	December 30, 2015
			December 30, 2015

2005 Claim Information

TENURE #	CLAIM NAME	SIZE (Ha)	EXPIRATION DATE
395687	Lode #7	25.00	December 30, 2015
530691	Manitou	63.36	December 30, 2015
556586	Irish 1	147.83	December 30, 2015
556588	Irish 2	21.12	December 30, 2015
556589	Irish 3	21.11	December 30, 2015
556590	Irish 4	147.89	December 30, 2015
556696	Irish 5	84.51	December 30, 2015
558034	Irish 6	359.15	December 30, 2015
573419		760.41	December 30, 2015
573420		63.34	December 30, 2015

See the following three maps for details regarding the location of the Burnt Basin property, mineral claims and historic crown grants:

NEWPORT GOLD INC.
BURNT BASIN
PROPERTY
OTHERS
GLADSTONE
PROV PARK
RIPPON
KOOTENAY GOLD CORP
556589
573420
395687
556586
530691
MANITOU CG
573419
556588
558034
556590
556696
Mollie Creek
Josh Creek
McRae Creek
N
5,450,000 mN
5,449,000 mN
5,448,000 mN
5,447,000 mN
5,446,000 mN
5,445,000 mN
5,444,000 mN
5,443,000 mN
415,000 mE
416,000 mE
417,000 mE
418,000 mE
420,000 mE
0
500
1,000
metres
NEWPORT GOLD INC
BURNT BASIN PROPERTY
Figure 2
CLAIM MAP
082E.020
DATE: March 2008

NEWPORT GOLD INC.
BURNT BASIN
PROPERTY
GLADSTONE
PROV PARK
5,450,000 mN
5,449,000 mN
5,448,000 mN
5,447,000 mN
5,446,000 mN
5,445,000 mN
5,444,000 mN
5,443,000 mN
415,000 mE
416,000 mE
417,000 mE
418,000 mE
419,000 mE
420,000 mE
N
L2594
GLENGARRY
L1046
MECKLENBURG FR
L1422
TREASURY FR
L3045
PEER
L1045
MECKLENBURG
L2593
MOUNTAIN
VIEW FR
L1511
MOTHER LODE FR
L1141
BURNT
BASIN FR
L1421
CONTACT
L1510
DALY
L2851
UNEXPECTED
L1750
TUNNEL
L2624
JACKSTRAW
L2597
LAST
CHANCE
FR
L2592
MOUNTAIN
VIEW
L1508
MOTHER
LODE
L1512
AJAX
FR
L1749
ALDEEN
HILLTOP
L2130
L1135
TAMMANY
No. 1
L1136
BURNT
BASIN
L1509
AJAX
L2596
ARLINGTON
L1748
KITTIE
L1140
JIM BLAINE FR
L1137
JIM BLAINE
L1048
MONCTON
L1049
ELECTRIC
ENNISMORE
L2595
L2131
HAVANA
L2081
EVA BELL
L1139
GOLD
NUGGET FR
L1138
GOLD
NUGGET
L1047
PICTOU
L2598
PLEASURES
OF HOPE
HALIFAX
L3042
L1753
MANITOU
L2032
PRIDE
FR
L1132
EDISON
L1133
EDISON FR
L2053
HASTINGS
Mollie Creek
L3044
GOLDEN AGE FR
L3043
JENNY
LIND FR
GREY
EAGLE
L597s
L596s
MOLLY
GIBSON
L599s
MOLLY
GIBSON FR
L595s
IRISH
NELLIE
L598s
MANCHURIA
3
Josh Creek
McRae Creek
0
500
1,000
meters
NEWPORT GOLD INC
BURNT BASIN PROPERTY
Figure 3
HISTORIC
CROWN GRANTS
082E.020
DATE: March 2008

Mineral claims within the province of British Columbia require assessment work (such as geological mapping, geochemical or geophysical surveys, trenching or diamond drilling) be completed each year to maintain title to the ground.  In the first 3 years after staking, requirements are for a minimum expenditure of $4 per hectare on the claims.  In subsequent years this requirement doubles to $8 per hectare. Expenditures exceeding the minimum requirement can be credited to future years assessment credits, to a maximum of 10 years in advance.  The current expiration dates for the claims comprising the Burnt Basin property are listed above.

There are no known environmental liabilities on the property.  Permits from the Ministry of Natural Resource Operations are required for any exploration work involving mechanized ground disturbance.  At present, no permits have been applied for.   Permits for the 2007 excavator trenching program, and for additional excavator trenching and diamond drilling, during 2008 were granted with no special conditions attached.

A considerable portion of the Burnt Basin property has been clearcut logged, and, apart from season use by hunters, the area has little recreational appeal.  There are no formally designated parks within the property.  The eastern boundary of Gladstone Provincial Park is approximately 200 meters west of the western boundary of the Burnt Basin property.

Accessibility, Climate, Local Resources, Infrastructure and Physiography

Access to the Burnt Basin property and local infrastructure are both reasonably good.   Highway 3, the Southern Trans Provincial Highway, crosses the extreme southeast corner of the property, as shown on Figure 2 and road access exists to, or near to many of the known showings on the property.  Some portions of  the property, including the Contact and Hastings showings, are more difficult to reach, with no roads in their immediate vicinity.

Historically, road access to the claims was via the Paulson Detour road, which heads west from Highway 3 on the south side of the Paulson bridge, and then, 300 meters west of the highway, via a steep narrow road to the south, for 2.5 kilometers to the Breckle showing.  As a result of rock slides and general deterioration, this access road is now impassable by vehicle.  From the Breckle showing, a network of historic roads exists, in variable condition.  Access to the Eva Bell, Upper Eva Bell and Molly Gibson showings is by this historic road network, from the Breckle showing.  This portion of the historic road system is in good condition, apart from seasonal blow-downs and local alder re-growth.

During the winter of 2003/04 a new road, the Josh Creek Main, was built to accommodate logging in the Josh and Mollie Creek drainages. This new road leaves Highway 3 at the Ministry of Highways work shed approximately 10 kilometers southwest of the Paulson bridge, and follows the Josh Creek valley to the northeast.  The Josh Creek Main and numerous spur roads provide new and better road access into the central part of the Burnt Basin property.  As part of the 2007 work program, a short road segment was constructed, to connect the new Josh Creek logging road network to the historic road network, so that road access has been restored to the Eva Bell and Molly Gibson areas.

Limited services, including room, board and fuel, are available in the community of Christina Lake, approximately 25 kilometers southwest along Highway 3 from the claims.  Most services needed for exploration are available in Grand Forks, located a further 20 kilometers west of Christina Lake along the highway.  Alternately, services are available in Castlegar, 55 kilometers east of the property along Highway 3.  Castlegar also contains the closest full-service airport to the property.  The closest power available is approximately 10 kilometers southwest of the claims on McRae Creek road.

The property covers the “Burnt Basin”, a bowl shaped area covering the upper Josh and Mollie Creek drainages that is situated north and west of Highway 3 (and the McRae Creek valley).  The extremely steep (and often bluff-like) south and east-facing slopes above the highway are also within the property boundary. Within the basin, above these steep slopes, the topography is more moderate.   Elevations range from about 900 meters at the highway in southwest corner of the property to about 1585 meters at the Molly Gibson showing.

There is good rock exposure on the steep slopes in the southern and eastern parts of the property.   Outcrop on the remainder of the Burnt Basin property is moderate to scarce.  Vegetation consists of thick second growth forest, with dense undergrowth.  The forest is mixed, with cedar, larch, spruce, pine and fir all present.  Recent logging has resulted in a number of large clearcuts.   Historically disturbed areas are commonly thickly re-grown to alder.

The climate is moderately dry, with hot summers and only minor rainfall.  Snowfall is typically in the order of 2.5 - 3 meters and the property is generally snow free from early May to mid November.  Water is available for drilling from Josh or Mollie Creeks or from several small ponds within the ‘basin’.

Geology of Area Where Burnt Basin Mineral Claims is Located

The general region where the Burnt Basin mineral claims are located is one that has hosted many gold deposits. It covers a sequence of rocks that were formed elsewhere and moved to their present location by crustal scale faulting, as well as some rocks formed in-place since this fault collision occurred. Despite over a hundred years of work in the area, no detailed geological compilation of the Burnt Basin Property has been done. In general, the property is underlain by a sequence of sedimentary and volcanic rocks that have been altered from their original state by the effects of temperature and pressure. These metamorphosed rocks are cut by several very large bodies of intrusive rocks.

Mineralization occurs in both the metamorphic rocks and in the intrusive rocks on the Burnt Basin Property. Quartz veins with gold occur in the intrusive rocks, and lead-zinc skarn and gold with pyrrhotite-magnetite mineralization occurs in limy horizons in the metasediments. Because this latter style of mineralization is associated with a particular geological horizon, it is important to determine the location and extent of these prospective rocks. This will be done by completing geological mapping and sampling of the property in Phase 1.

Program of Exploration

During 2007, we completed a program of grid work, soil sampling, prospecting and rock sampling, airborne and ground geophysics, and excavator trenching on the Burnt Basin property.  The technical report we commissioned and obtained in 2008 recommends further work for the Burnt Basin property, to explore for both zinc-lead (+/- silver, copper) mineralization and for gold mineralization on the property.  A two-phase $1,100,000 work program has been recommended.  Phase 1 has a budget of $680,000 and includes trench and drill follow-up to test anomalies resulting from the 2007 exploration program.  In addition, the Phase 1 program includes extending the 2007 grid to the south and west, to cover the Hastings, Molly Gibson and Ajax showings, and completing soil geochemical and ground magnetometer surveys over these areas. The Phase 2 program will involve follow-up diamond drilling to further test known showings, and to test any targets resulting from the Phase 1 program.  Phase 2 has a budget of $420,000 and is in-part contingent on the results of the Phase 1 program.  No part of either the Phase 1 or Phase 2 programs have been commenced to date.   All work performed to date is considered preliminary and pre-Phase 1 work.

Phase 1 Budget:

Diamond drilling 2000 meters @ $110/meter, including mob/demob, site prep	$220,000
Excavator Trenching	$25,000
Labour – Geologist(s) (mapping, core logging, drill supervision)	$70,000
- Prospector(s) – prospecting, splitting core, geotechnical work	$35,000
- Labourer (s) – reclamation/chainsaw work, splitting core, trenching	$35,000
- Grid/Soil crew	$35,000
Geophysics – ground magnetometer survey, test IP &/or EM	$50,000
Core facility and saw/splitter rental	$5,000
Vehicle rental & fuel	$20,000
Food and Accommodation	$35,000
Analytical Costs, including shipping (soil, rock, trench, drill core samples)	$75,000
Reporting, drafting	$15,000
Program Supervision and Management	$60,000
TOTAL PHASE 1:	$680,000

Phase 2 ($420,000)

Phase 2 involves additional diamond drilling to follow-up on the results of the Phase 1 program, as well as possible drill testing of other targets on the property.   A total of 2000 meters of NQ drilling is included in Phase 2, which is in-part contingent on the results of the Phase 1 program.

Phase 2 Budget:

Diamond drilling 2000 meters @ $110/meter, including mob/demob, site prep	$220,000
Labour – Geologist(s) (core logging, drill supervision & hole layout)	$35,000
- Prospector – splitting core, geotechnical work	$20,000
- Labourer – reclamation/chainsaw work, splitting core	$10,000
Core facility and saw/splitter rental	$5,000
Vehicle rental & fuel	$15,000
Food and Accommodation	$25,000
Analytical Costs, including shipping	$35,000
Reporting, drafting	$15,000
Program Supervision and Management	$40,000
TOTAL PHASE 2:	$420,000

Work on the Burnt Basin property has been done under the supervision of consulting geologist Linda Caron, M.Sc., P.Eng,. Ms. Caron obtained a B.A.Sc. in Geological Engineering (Honours) in the Mineral Exploration Option, from the University of British Columbia (1985) and graduated with an M.Sc. in Geology and Geophysics from the University of Calgary (1988). She has practised her profession since 1987 and has worked in the mineral exploration industry since 1980. Since 1989, she has done extensive geological work in Southern B.C., both as an employee of various exploration companies and as an independent consultant. She is a member in good standing with the Association of Professional Engineers and Geoscientists of B.C. with professional engineer status, and a Qualified Person in British Columbia under the definition of National Instrument 43-101.

John Boutwell, Terry Pidwerbeski and Alfieda Elden, experienced local prospectors, completed the pre-Phase 1 prospecting and rock sampling. Grid work and soil sampling was done, under contract, by Hendex Exploration Services Ltd. of Prince George, B.C. The airborne geophysical survey was flown by Aeroquest Ltd. of Mississauga, Ontario, with interpretation of data by Condor Consulting of Denver, Co. The ground magnetometer survey was completed by Scott Geophysics Ltd. of Vancouver, B.C. Lime Creek Logging of Grand Forks, B.C. provided equipment and equipment operators for the trenching portion of the program.  These, or other similarly qualified contractors and consultants, will be engaged for future work on the property, and a qualified drill contractor will be contracted for the proposed diamond drill program.

As mentioned above, work to date on the Burnt Basin property has included select rock sampling from surface exposures. All rock sample locations have been marked in the field with flagging, on which the sample number has been written. Data was collected for each sample taken, including the sample location, and a description of the extent and nature of the mineralization. Sampling was not intended to provide a representative indication of size or grade of the system, but rather as a first-pass approach to provide that information necessary to locate and characterize the mineralization, to understand any zonation within the mineralizing system and to identify and prioritize targets for follow-up trenching and drill testing. Due to lack of exposure, it was generally not possible to collect representative chip samples from outcrop, or to accurately determine true width of mineralized zones. Rock samples were typically select grab samples from outcrop, subcrop or from the dumps of historic workings, collected at irregular intervals. Samples of float were collected in areas where mineralization was noted but bedrock was not exposed. The results of select grab sampling are not representative of overall grade and should not be interpreted as such.

In addition to rock sampling, we have completed a detailed soil sampling program over the central portion of the property. Soil samples were collected at 25 meter intervals on 50 meter spaced lines.

Rock and soil samples were stored in a secure storage facility until shipping, via Greyhound, to Assayers Canada Laboratory in Vancouver for analyses. For rock samples, a 30 gram split of pulverized rock was analysed for a multi-element ICP suite, following aqua regia digestion, and for gold by fire assay/AA finish. Samples returning greater than 1 g/t gold by FA/AA finish, were assayed using a fire assay/gravimetric finish. Samples returning greater than 200 g/t Ag or greater than 10,000 ppm copper, lead or zinc by ICP-AES were subsequently assayed. Soil samples were similarly analysed for a multi-element ICP suite, and for gold by FF/AA-ICP finish, on a 15 gram split.  Assayers Canada employs a regular system of standard and duplicate assays. In our opinion, sample preparation, security, analytical techniques and Quality Control/Quality Assurance measures are appropriate for this property and stage of exploration.

To achieve our goals and objectives for the next 12 months, and order to commence our proposed two-phase exploration program on the Burnt Basin property, we plan to raise additional capital through private placements of our equity securities and, if available on satisfactory terms, debt financing.  If we are unsuccessful in obtaining new capital, our ability to continue our exploration programs and meet our current financial obligations could be adversely affected and we could forfeit our rights and interests in the Burn Basin property.

Other Recent Mining Properties

We had mining interests in the following additional properties, both of which have been abandoned by us.

Inner Mongolia Property

On November 17, 2006, we acquired an option to earn a 20% interest of a 50% interest held by the optionors in certain mineral exploration rights located in Inner Mongolia, China. In August 2007, we acquired an additional 30 % interest to now hold a full 50% option interest.   The option agreement is subject to an underlying agreement dated February 1, 2006 between the vendor and the optionors.  In order to earn its interest in the property, we issued 2,200,000 common shares to the optionors and an additional 300,000 common share to the vendor of the property at $0.10 per share.  We also granted a total of 2.2% NSR to the optionors on all metals produced from the optionors’ interest in the property.  The optionors also granted us a first right of refusal on acquiring the remainder of their 50% interest for a period of one year.  In addition to the 2,200,000 shares, we must issue a total of 800,000 common shares to the vendor by February 1, 2009 and incur $750,000 of exploration expenditures, with a first year obligation to issue 300,000 shares (issued as noted above) an incur $250,000 of exploration expenditures by February 1, 2007.  We received an extension on completing the required expenditures to February 1, 2009 in consideration for 100,000 shares of the Company.

The Inner Mongolia Copper Gold Property is located about 100 km north Baotou City, Inner Mongolia Autonomous Region, China or 10 km northeast Xingshunxi Township, Guyang County, Baotou City, Inner Mongolia Autonomous Region, China.  The property covers 5.16 km 2 with the exploration license number 1500000430710.  The renewed exploration license expiration date is on November 3, 2007; the license renew application has been submitted to the China Ministry of Land and Resources in September of 2007; and expiration date of the new license will be November 3, 2009.  The property owner is Baotou Noront Mineral Development Co., Ltd., a foreign investment company, which is a limited company under the laws of People’s Republic of China.

The Inner Mongolia Gold Rich Copper Property is located some 600 kilometers northwest of Beijing and 100 kilometers north of the city of Baotou (population of 1.5 million). Baotou is the most important industrial city in the Inner Mongolia Autonomous Region of northern China.  Baotou is serviced by daily scheduled airline flights from Beijing.

The property area is readily accessed from Baotou on a provincial level (high grade) paved high way north for approximately 100 kilometers and then east on several paved and mostly dirt roads for approximately 20 kilometers. Depending on traffic and weather conditions, total driving time is from 1 to 2 hours. The Jeep can drive directly to the property area.

The Exploration Permit area is characterized by gently rolling hills with elevations ranging from 1550 to 1750 meters above sea level. The climate is semi-desert with average annual precipitation of 230 millimeters. The summers are dry and comfortable with temperatures rarely exceeding 30 °C. The winters are cold and windy with temperatures down to -25°C. Winter conditions prevail from early October through mid-March but snowfall is minimal.

The sampling and mapping works in 2005 and 2006 showed that gold rich copper mineralization occurs both as disseminations and vein systems within the altered intrusive complex.  Gold assays were generally low (less than 1 gram per tonne) but the copper values were generally around 1%.

The results of the 2006 geophysical survey and geological mapping were not enough to justify a drilling program to test its potential for a large-tonnage gold-rich copper deposit.  Therefore a deep-probe IP survey was considered and executed in 2007 to provide further information underground to identify the diamond drilling targets.

The mineralization in the pit as well as one of the IP anomalies was tested by three drill holes.  Due to poor drill results, exploration ceased and the Inner Mongolian property was dropped and the investment written off.

Mac Property

On February 26 2008 we acquired 50% of TMBW International Resources’ gold property located 55 kilometers south-west of Vernon B.C, for 1.8 million shares of common stock of the Company.  Although a previous underground excavation resulted in values up to 0.42 ouncer per ton of gold the results were deemed to be too spotty and the property was dropped.

Competitive Factors

The mining industry, in general, is intensely competitive and there is not any assurance that even if commercial quantities of ore are discovered, a ready market will exist for sale of same. Numerous factors beyond our control may affect the marketability of any substances discovered. These factors include market fluctuations, the proximity and capacity of natural resource markets and processing equipment, government regulations, including regulations relating to prices, taxes, royalties, land tenure, land use, importing and exporting of minerals and environmental protection. The exact effect of these factors cannot be accurately predicted, but the combination of these factors may result in Newport not receiving an adequate return on invested capital.

Mining Regulations

Our mineral exploration program is subject to the Mineral Tenure Act (British Columbia) and Regulations. This act sets forth rules for:

•	locating claims,
•	posting claims,
•	working claims, and
•	reporting work performed.

Mineral claims within the province of British Columbia require assessment work (such as geological mapping, geochemical or geophysical surveys, trenching or diamond drilling) be completed each year to maintain title to the ground.  In the first 3 years after staking, requirements are for a minimum expenditure of $4 per hectare on the claims.  In subsequent years this requirement doubles to $8 per hectare. Since the Burnt Basin property totals 1694 hectares in size and the claims are now beyond their first three years, the Company must perform a minimum of $13,552 per year, to maintain title.  Expenditures exceeding the minimum requirement can be credited to future years assessment credits, to a maximum of 10 years in advance.  Presently, the Burnt Basin claims are in good standing until the year 2015, and further work is not required until that time.

We are also subject to the British Columbia Mineral Exploration Code (the “Code”) that tells us how and where we can explore for minerals. We must comply with these laws to operate our business. The purpose of the Code is to assist persons who wish to explore for minerals in British Columbia to understand the process whereby exploration activities are permitted and regulated. The Code establishes Province-wide standards for mineral exploration and development activities. The Code also manages and administers exploration and development activities to ensure maximum extraction with a minimum of environmental disturbance. The Code does not apply to certain exploration work we will be conducting. Specifically, work that does not involve mechanical disturbance of the surface including:

•	prospecting using hand-held tools,
•	geological and geochemical surveying,
•	airborne geophysical surveying,
•	hand-trenching without the use of explosives, and
•	the establishment of gridlines that do not require the felling of trees.
•	Subject to the results of Phase 1, exploration activities that we may carry out in subsequent phases which are subject to the provisions of the Code are as follows:
•	drilling, trenching and excavating using machinery, and
•	disturbance of the ground by mechanical means (blasting).

Prior to proceeding with any exploration work subject to the Code we applied for a notice of work permit. In this notice we were required to set out the location, nature, extent and duration of the proposed exploration activities.

Newport had previously commissioned and obtained a technical reports by Linda Caron, M.Sc., P.Eng., with the latest one dated March 28, 2008, to provide an updated  summary of previous exploration work on the property and to make recommendations for further exploration work.

The exploration permit acquired for activities in phases subsequent to Phase 1 is the only permit or license we will need to explore for minerals on our property. The permit is free and was granted as a matter of right, when applied for.

Environmental Laws

We will also have to sustain the cost of reclamation and environmental remediation for all work undertaken which causes sufficient surface disturbance to necessitate reclamation work. Both reclamation and environmental remediation refer to putting disturbed ground back as close to its original state as possible. Other potential pollution or damage must be cleaned-up and renewed along standard guidelines outlined in the usual permits. Reclamation is the process of bringing the land back to a natural state after completion of exploration activities. Environmental remediation refers to the physical activity of taking steps to remediate, or remedy, any environmental damage caused, i.e. refilling trenches after sampling or cleaning up fuel spills. Our Phase 1 and 2 programs do not require any reclamation or remediation other than minor clean up and removal of supplies because of minimal disturbance to the ground. The amount of these costs is not known at this time as we do not know the extent of the exploration program we will undertake, beyond completion of the recommended two phases described above. Because there is presently no information on the size, tenure, or quality of any resource or reserve at this time, it is impossible to assess the impact of any capital expenditures on our earnings or competitive position in the event a potentially economic deposit is discovered.

Item 1A.	Risk Factors.

An investment in our securities is highly speculative and extremely risky.  You should carefully consider the following risks, in addition to the other information contained in this registration statement, before deciding to invest in our securities.

Risks Related to Our Business

Our auditors have expressed substantial doubt about our ability to continue as a going concern.

Our financial statements have been prepared assuming that we will continue as a going concern.  The general business strategy of the Company is to explore and research existing mineral properties and to potentially acquire further claims either directly or through the acquisition of operating entities. The continued operations of the Company depends upon the recoverability of mineral property reserves, confirmation of the Company’s interest in the underlying mineral claims, the ability of the Company to obtain necessary financing to complete the development of these claims and upon the future profitable production of the claims. There continues to be insufficient funds to provide enough working capital to fund ongoing operations for the next twelve months. Management intends to raise additional capital through share issuances to finance its exploration on the Burnt Basin Property although there can be no assurance that management will be successful in these efforts.

The Company has a working capital deficit at March 31, 2011 of $415,528, has an accumulated deficit during the exploration stage of $4,074,132, has not generated any operating revenue to date, and has no capital resources presently available to meet obligations, which normally can be expected to be incurred by similar companies. These factors raise substantial doubt about the Company’s ability to continue as a going-concern, which is dependent on the Company’s ability to obtain and maintain an appropriate level of financing on a timely basis and to achieve sufficient cash flows to cover obligations and expenses. The outcome of the above matters cannot be predicted at this time. The financial statements do not give effect to any adjustments to the amounts and classifications of assets and liabilities, which might be necessary should the Company be unable to continue as a going-concern.

Unfavorable economic conditions may have a material adverse effect on us since raising capital to continue our operations could be more difficult.

Uncertainty and negative trends in general economic conditions in the United States, Canada and abroad, including significant tightening of credit markets and a general economic decline, have created a difficult operating environment for our business and other companies in our industry. Depending upon the ultimate severity and duration of any economic downturn, the resulting effects on our business could be materially adverse if we are unable to raise the working capital required to carry out our business plan.

If we do not have the funds to make required payments on our mineral claims, we could lose our rights to the claims.

To retain our interests in our mineral claims, we have to make certain required payments.  If we do not have the funds to make these payments as they come due, we may lose our interests in such mineral claims.

Under the terms of the option agreement for the Burnt Basin property, we are required among other things to pay a 1% NSR royalty to John Carson (the owner of the property) capped at CDN $250,000, that will be provided by making annual CDN $10,000 prepaid NSR payments beginning in September 2003.  While all such prepaid NSR royalties have been paid to date, no assurance can be made that we will be able to continue to make such payments in the future.  If we are unable to meet such payment obligations, Mr. Carson may have the right to seek to void any interests we have in the property.

If we are unable to perform required assessment work annually, we could lose our rights to the claims.

Mineral claims within the province of British Columbia require assessment work (such as geological mapping, geochemical or geophysical surveys, trenching or diamond drilling) be completed each year to maintain title to the ground.  In the first 3 years after staking, requirements are for a minimum expenditure of $4 per hectare on the claims.  In subsequent years this requirement doubles to $8 per hectare.  Since the Burnt Basin property totals 1694 hectares in size and the claims are now beyond their first three years, the Company must perform a minimum of $13,552 per year, to maintain title.  Expenditures exceeding the minimum requirement can be credited to future years assessment credits, to a maximum of 10 years in advance. Presently, the Burnt Basin claims are in good standing until the year 2015, and further work is not required until that time.   If we are unable after that time to perform any additional assessment work, we may not be able to maintain our rights to the claims.

The exploration and mining industry is highly competitive.

We face significant competition in our business of exploration and mining, a business in which we will compete with other mineral resource exploration and development companies for financing and for the acquisition of new mineral properties. Many of the mineral resource exploration and development companies with whom we compete have greater financial and technical resources than us. Accordingly, these competitors may be able to spend greater amounts on acquisitions of mineral properties of merit, on exploration of their mineral properties and on development of their mineral properties. In addition, they may be able to afford greater geological expertise in the targeting and exploration of mineral properties. This competition could result in competitors having mineral properties of greater quality and interest to prospective investors who may finance additional exploration and development. This competition could adversely impact on our ability to finance further exploration and to achieve the financing necessary for us to develop our mineral properties.

Our mineral exploration efforts are highly speculative; we have not yet established any proven or probable reserves.

Mineral exploration is highly speculative. It involves many risks and is often non-productive. Even if we believe we have found a valuable mineral deposit, it may be several years before production is possible. During that time, it may become no longer feasible to produce those minerals for economic, regulatory, political, or other reasons. Additionally, we may be required to make substantial capital expenditures and to construct mining and processing facilities. As a result of these costs and uncertainties, we may be unable to start, or if started, to finish our exploration activities. In addition, we have not to date established any proven or probable reserves on our mining properties and there can be no assurance that such reserves will ever be established.

Mining operations in general involve a high degree of risk, which we may be unable, or may not choose to insure against, making exploration and/or development activities we may pursue subject to potential legal liability for certain claims.

Our operations are subject to all of the hazards and risks normally encountered in the exploration, development and production of minerals. These include unusual and unexpected geological formations, rock falls, flooding and other conditions involved in the drilling and removal of material, any of which could result in damage to, or destruction of, mines and other producing facilities, damage to life or property, environmental damage and possible legal liability. Although we plan to take adequate precautions to minimize these risks, and risks associated with equipment failure or failure of retaining dams which may result in environmental pollution, there can be no assurance that even with our precautions, damage or loss will not occur and that we will not be subject to liability which will have a material adverse effect on our business, results of operation and financial condition.

Because of the unique difficulties and uncertainties inherent in mineral exploration ventures, we face a high risk of business failure.

Stockholders should be aware of the difficulties normally encountered by new mineral exploration companies and the high rate of failure of such enterprises. The likelihood of success must be considered in light of the problems, expenses, difficulties, complications and delays encountered in connection with the exploration of the mineral properties that we plan to undertake. These potential problems include, but are not limited to, unanticipated problems relating to exploration, and additional costs and expenses that may exceed current estimates. Most exploration projects do not result in the discovery of commercially mineable deposits. Problems such as unusual or unexpected formations and other conditions are involved in mineral exploration and often result in unsuccessful exploration efforts.

Because of the inherent dangers involved in mineral exploration, there is a risk that we may incur liability or damages as we conduct our business.

The search for valuable minerals involves numerous hazards. As a result, we may become subject to liability for such hazards, including pollution, cave-ins and other hazards against which we cannot insure or against which we may elect not to insure. At the present time, we have no coverage to insure against these hazards. The payment of such liabilities may result in our inability to complete our planned exploration program and/or obtain additional financing to fund our exploration program.

We have no known ore reserves and we cannot guarantee we will find any mineral reserves or if we find minerals, that production will be profitable.

We have no known ore reserves. We have not identified gold or other metal or mineral in proven economic amounts on the property and we cannot guaranty that we will ever find any such minerals. Even if we find that there are mineral reserves on our property, we cannot guaranty that we will be able to recover these minerals. Even if we recover mineral reserves, we cannot guaranty that we will make a profit. If we cannot find mineral reserves or it is not economical to recover these mineral reserves, we will have to cease operations. Because the probability that any of the prospects will ever have mineral reserves is extremely low, any funds spent on exploration will probably be lost.

Weather interruptions in the province of British Columbia may affect and delay our exploration operations.

While exploration can generally be performed year round in the province of British Columbia, such region is periodically subject to extreme weather conditions such as severe snow or rain that could cause roads leading to our claims to be impassible.  When roads are impassable, we are unable to easily conduct exploration operations on our property.

Our exploration efforts and limited capital may limit our ability to find mineralized material. If we do not find mineralized material, we will cease operations.

Because we are small and do not have much capital, we must limit our exploration. Because we may have to limit our exploration, we may not find mineralized material, although our property may contain mineralized material. If we do not find mineralized material, we will cease operations.

We may not have access to all of the supplies and materials we need to begin exploration which could cause us to delay or suspend operations.

Competition and unforeseen limited sources of supplies in the industry could result in occasional spot shortages of supplies, such as explosives, and certain equipment such as bulldozers and excavators that we might need to conduct exploration. We have not attempted to locate or negotiate with any suppliers of products, equipment or materials. We will attempt to locate products, equipment and materials in the future. If we cannot find the products and equipment we need, we will have to suspend our exploration plans until we do find the products and equipment we need.

We have not yet discovered any mineral reserves. Even if we are successful in discovering mineral reserves we may not be able to realize a profit from its sale. If we cannot make a profit, we will have to cease operations until market conditions improve or cease operations altogether.

In order to maintain operations, we will have to sell any minerals we extract from our property for more than it costs us to mine it. (The lower the price the mineral, the more difficult it is to do this.) If we cannot make a profit, we will have to cease operations until the price of minerals found on our property increases or cease operations altogether. The cost to mine minerals is fixed and as a result, the lower the market price, the lower the likelihood we will be able to make a profit.

If other professional duties of our current management team interfere or conflict with their duties for the Company, our business, results of operations and financial condition could be materially and adversely affected.

Our officers and directors do not devote all of their time and energy to the business of the Company and are involved in other businesses including other mining companies.  If the performance of their duties on behalf of such other entities interfere or conflict with their duties as officers and directors of the Company, we may not be able to achieve our anticipated growth and our business, results of operations and financial condition could be materially adversely affected.  In addition, a conflict of interest between the Company and one of these other mining companies may arise from time to time.  We have not formulated a policy for the resolution of such potential conflicts of interest.  Failure by management to resolve conflicts of interest in favor of the Company could result in liability of management to us.  However, any attempt by stockholders to enforce a liability of management to us would most likely be prohibitively expensive and time consuming.

Risks Related to Our Common Stock

We do not intend to pay dividends in the foreseeable future.

We have never declared or paid a dividend on our common stock. We intend to retain earnings, if any, for use in the operation and expansion of our business and, therefore, do not anticipate paying any dividends in the foreseeable future.

The trading price of our common stock may be volatile.

We currently anticipate that the market for our common stock will remain limited, sporadic, and illiquid until such time as we generate significant revenues, if ever, and that the market for our common stock will be subject to wide fluctuations in response to several factors, including, but not limited to the risk factors set forth in this report as well as the depth and liquidity of the market for our common stock, investor perceptions of the Company, and general economic and similar conditions.   In addition, we believe that there are a small number of market makers that make a market in our common stock.  The actions of any of these market makers could substantially impact the volatility of the Company’s common stock.

Efforts to comply with recently enacted changes in securities laws and regulations will increase our costs and require additional management resources, and we still may fail to comply.

As directed by Section 404 of the Sarbanes-Oxley Act of 2002, the Securities and Exchange Commission adopted rules requiring public companies to include a report of management on our internal controls over financial reporting in their annual reports on Form 10-K.  If we are unable to conclude that we have effective internal controls over financial reporting, investors could lose confidence in the reliability of our financial statements, which could result in a decrease in the value of our securities.

Substantial sales of our common stock could adversely affect our stock price.

We had 34,823,720 shares of common stock outstanding as of August 26, 2011.  Sales of a substantial number of shares of common stock, or the perception that such sales could occur, could adversely affect the market price of our common stock by introducing a large number of sellers to the market. Such sales could cause the market price of our common stock to decline. We cannot predict whether future sales of our common stock, or the availability of our common stock for sale, will adversely affect the market price for our common stock or our ability to raise capital by offering equity securities.

Our common stock is a penny stock.

Our common stock is classified as a penny stock, which is quoted in the Pink Sheets.  As a result, an investor may find it more difficult to dispose of or obtain accurate quotations as to the price of the shares of the common stock.  In addition, the “penny stock” rules adopted by the Securities and Exchange Commission subject the sale of the shares of the common stock to certain regulations which impose sales practice requirements on broker-dealers.  For example, broker-dealers selling such securities must, prior to effecting the transaction, provide their customers with a document that discloses the risks of investing in such securities. Furthermore, if the person purchasing the securities is someone other than an accredited investor or an established customer of the broker-dealer, the broker-dealer must also approve the potential customer’s account by obtaining information concerning the customer’s financial situation, investment experience and investment objectives.  The broker-dealer must also make a determination whether the transaction is suitable for the customer and whether the customer has sufficient knowledge and experience in financial matters to be reasonably expected to be capable of evaluating the risk of transactions in such securities. Accordingly, the Commission’s rules may result in the limitation of the number of potential purchasers of the shares of the common stock.  In addition, the additional burdens imposed upon broker-dealers by such requirements may discourage broker-dealers from effecting transactions in the Common Stock, which could severely limit the market of the Company’s common stock.

Securities in the pink sheets are vulnerable to market fraud.

Securities quoted in the Pink Sheets are frequent targets of fraud or market manipulation, both because of their generally low prices and because Pink Sheets reporting requirements are less stringent than those of the stock exchanges or NASDAQ.

Increased dealer compensation could adversely affect stock price.

The Pink Sheets dealers’ spreads (the difference between the bid and ask prices) may be large, causing higher purchase prices and less sale proceeds for investors.

Item 2.	Financial Information.

This discussion summarizes the significant factors affecting the operating results, financial condition, liquidity and cash flows of the Company and its subsidiary for the three months ended March 31, 2011 and 2010 and the fiscal years ended December 31, 2010 and 2009.  The discussion and analysis that follows should be read together with the consolidated financial statements of Newport Gold, Inc. and the notes to the consolidated financial statements included elsewhere in this registration statement.  Except for historical information, the matters discussed in this section are forward looking statements that involve risks and uncertainties and are based upon judgments concerning various factors that are beyond the Company’s control.

Overview

Newport Gold, Inc., a pre-exploration stage company, was incorporated on July 16, 2003 in the State of Nevada, and is involved in the acquisition, exploration and development of mineral and energy properties.  We have one subsidiary company, 2038052 Ontario Inc., which is an Ontario incorporated company.  Unless otherwise noted, references in this registration statement to the “Company,” “we,” “our,” or “us” mean Newport Gold, Inc. and its wholly-owned Canadian subsidiary, 2038052 Ontario Inc.

On July 21, 2003, we entered into an option agreement with Steve Baran to acquire certain mineral claims located in British Columbia, Canada known as the Burnt Basin mineral claims. The Burnt Basin property is owned by John W. Carson and the option agreement is subject to an underlying agreement between Mr. Carson and Mr. Baran, dated July 29, 2002.  The Burnt Basin property is situated about 25 kilometers northeast of Grand Forks, British Columbia in Canada.  The property covers an area of 1694 hectares and is comprised of 10 mineral claims.

Under the terms of the option agreement, we were granted the right to acquire a 100% undivided interest in the property, subject to two separate Net Smelter Return (NSR) royalties (totaling 2%), in consideration for cash and share payments totaling $17,000 and  225,000 shares of our common stock, and by incurring exploration expenses totaling CDN $250,000.  The first NSR royalty consists of a 1% NSR payable to John Carson capped at CDN $250,000, that will be provided by making annual CDN $10,000 prepaid NSR payments beginning in September 2003.  To date, we have paid Mr. Carson CDN $80,000 of prepaid NSR royalties.  A further 1% NSR is payable to Steve Baran.  One half of the 1% NSR to Steve Baran may be bought out for the sum of CDN $500,000.

We have met the cash, share and expenditure commitments outlined in the agreement in order to earn the 100% interest in the property, subject to these NSR payments.  Pursuant to transfers of ownership filed with the Province of British Columbia in August 2008, such 100% undivided interest in the Burnt Basin mineral claims are now held by us.  Such interests are held for us in the name of NPG Mining Corp. which is an assumed name which has been registered for us as an extraprovincial company in the Province of British Columbia.

NSR royalties are defined in the option agreement as the net proceeds realized from the sale to a bona fide purchaser in an arm’s length transaction of minerals recovered from ore mined from the claims. The net proceeds are determined by deducting from the dollar value paid for the recovered minerals, the cost of smelting and refining the ore/or concentrates thereof, marketing and insurance charges, and transportation costs, including the costs of transporting the ore and /or concentrates thereof to the milling facilities and to the smelter or refinery.

 To date, we have not performed any work on the property other than geological mapping, rock and soil sampling, geophysical surveys and data compilation done in 2007.  We have commissioned and obtained technical reports, with the latest one dated March 28, 2008 which included recommendations for further work.  No drilling was done on the property due to lack of funds and no exploration work of any kind was done during the 2008 and 2009 field seasons for the same reasons.  We are presently in the pre-exploration stage and there is no assurance that a commercially viable mineral deposit exists in the property until further exploration is done and a comprehensive evaluation concludes economic and legal feasibility.

The Burnt Basin mineral claims are without known economic mineralization and the proposed program is exploratory in nature.  We must conduct exploration to determine what amount of minerals, if any, exist on the property and if any minerals which are found can be economically extracted and profitably processed.

To achieve our goals and objectives for the next 12 months, and order to commence our proposed two-phase exploration program on the Burnt Basin property, we plan to raise additional capital through private placements of our equity securities and, if available on satisfactory terms, debt financing.  If we are unsuccessful in obtaining new capital, our ability to continue our exploration programs and meet our current financial obligations could be adversely affected and we could forfeit our rights and interests in the property.

Results of Operations

Three months ended March 31, 2011 and 2010

We had no revenues in the three months ended March 31, 2011 and 2010.

We reported a total comprehensive loss during the three months ended March 31, 2011 of  $48,416 compared to total comprehensive loss of $38,621 during the three months ended March 31, 2010.  Such change was primarily due to geological consulting fees incurred in the first three months of 2011 of $6,161 compared to such fees in the three months ended March 31, 2010, along with an increase in accounting and legal expenses which were $14,469 in the three months ended March 31, 2011 compared to $7,500 for the three months ended March 31, 2010.  Such increase in professional fees is primarily due to the expenses incurred in connection with the preparation and filing of this registration statement and the auditing of the Company’s financial statements.  Officer compensation was $30,000 in both the three months ended March 31, 2011 and 2010 due to the compensation being accrued for the Company’s President of $10,000 per month which accrual began as of January 1, 2010.

Since inception from July 16, 2003 to March 31, 2011, we had a total comprehensive loss of $3,925,382.

Years ended December 30, 2010 and 2009

We had no revenues in the years ended December 2010 and 2009.

We reported a total comprehensive loss of $189,633 during 2010 compared to total comprehensive income during 2009 of $8,247.  Such change was primarily due to officer compensation in 2010 compared to no officer compensation in 2009 and higher accounting and legal expenses in 2010 compared to 2009 offset by greater geological consulting fees, office and travel expenses and filing and transfer agent fees in 2009 compared to 2010 combined with the fact that we had a recovery of expenditures on resource properties of $48,596 in 2009 compared to a recovery of $17,953 in 2010.  With the Burn Basin property being located in an area infested with pine beetles, we became entitled to and received a refund from the government for the exploration work we performed in the area.  Such recovery exceeded other expenses in 2009 resulting in our achieving net income for that year.

Beginning January 2010, we began to accrue compensation of $10,000 per month for our Chief Executive Officer, resulting in officer compensation of $120,000 for 2010.  No officer compensation was paid or accrued in 2009.  Accounting and legal expenses increased to $61,578 for 2010 compared to $1,127 in accounting and legal expenses in the prior year primarily due to greater auditing fees incurred in 2010 compared to the prior year.  We had geological consulting fees of $12,807 in 2010 compared to $15,008 in 2009.  Office and travel expenses were $1,106 in 2010 compared to $4,269 in 2009 while filing and transfer agent fees were $3,362 in 2010 compared to $4,169 in 2009.  In addition, we had no occupancy costs in 2010 compared to occupancy costs of $17,514 for the year ended December 31, 2009.  The payment in 2009 covered rent for prior years.

Liquidity and Capital Resources

On March 31, 2011, we had working capital deficit of $415,528 and a stockholders’ deficiency of $379,311, compared to working capital deficit of $216,760 and a stockholders’ deficiency of $180,543 on March 31, 2010.  On March 31, 2011, we had cash of $1,634, total assets of $38,084 and total liabilities of $417,395, compared to no cash, total assets of $36,450 and total liabilities of $216,993 on March 31, 2010.

On December 31, 2010, we had working capital deficit of $367,555 and a stockholders’ deficiency of $331,338, compared to working capital deficit of $179,260 and a stockholders’ deficiency of $141,922.  On December 31, 2010, we had cash of $3,973, total assets of $40,423 and total liabilities of $371,761 compared to no cash, total assets of $37,571 and total liabilities of $179,493 on December 31, 2009.

Cash used in operating expenses was $(12,356) for the three months ended March 31, 2011 which was the result of a net loss of $(51,036) offset by computed interest on loans of $443, changes in accounts payable and accrued liabilities of $8,237 and accrued salaries of $30,000.   Cash provided by or used in operating activities was zero for the three months ended March 31, 2010 which was due to a net loss of $(38,621) offset by depreciation of $1,121 and further offset by changes in accounts payable and accrued liabilities of $7,500 and accrued salaries of $30,000.

Cash used in operating activities was $(8,890) for the year ended December 31, 2010 which was primarily the result of a net loss of $(182,238) offset by changes in accounts payable and accrued liabilities of $17,770, accrued officers salaries of $120,000 and due to related parties of $34,240.  Cash used in operating activities was $(10,447) for the year ended December 31, 2009 which was primarily the result of net income of $5,804 offset by changes in accounts payable and accrued liabilities of $(2,723) and due to related parties of $(14,000).

There was no cash provided by or used in investing activities for the three months ended March 31, 2011 and 2010, as well as the years ended December 31, 2010 and 2009.

Cash provided by financing activities was $7,397 for the three months ended March 31, 2011 due to loans payable of $7,397 compared to no cash provided by or used in financing activities for the three months ended March 31, 2010.  Cash provided by financing activities for the year ended December 31, 2010 was $20,258 due to loans payable of $30,162 offset by bank indebtedness of $(9,904), compared to cash provided by financing activities of $8,004 for the year ended December 31, 2009 due to bank indebtedness of $8,004.

Our financial statements have been prepared assuming that we will continue as a going concern.  The general business strategy of the Company is to explore and research existing mineral properties and to potentially acquire further claims either directly or through the acquisition of operating entities. The continued operations of the Company depends upon the recoverability of mineral property reserves, confirmation of the Company’s interest in the underlying mineral claims, the ability of the Company to obtain necessary financing to complete the development of these claims and upon the future profitable production of the claims. There continues to be insufficient funds to provide enough working capital to fund ongoing operations for the next twelve months. Management intends to raise additional capital through share issuances to finance its exploration on the Burnt Basin property although there can be no assurance that management will be successful in these efforts.

The Company has a working capital deficit at March 31, 2011 of $415,528, has an accumulated deficit during the exploration stage of $4,074,132 has not generated any operating revenue to date, and has no capital resources presently available to meet obligations, which normally can be expected to be incurred by similar companies. These factors raise substantial doubt about the Company’s ability to continue as a going-concern, which is dependent on the Company’s ability to obtain and maintain an appropriate level of financing on a timely basis and to achieve sufficient cash flows to cover obligations and expenses. The outcome of the above matters cannot be predicted at this time. The financial statements do not give effect to any adjustments to the amounts and classifications of assets and liabilities, which might be necessary should the Company be unable to continue as a going-concern.

In addition to raising additional capital through shares issuances, we have obtained unsecured loans from shareholders and other third parties in the past and we expect will be seek additional loans in the future from certain shareholders and others, if necessary, in order to fund our current operations including meeting the annual CDN $10,000 prepaid NSR payments to John Carson.  In this regard, although there can be no assurance, we expect we will be able to obtain such capital through share issuances and/or loans.  In addition, in order to fund the cash requirements which will be necessary for the two phase work program on the Burnt Basin property, it may be necessary for us to seek a joint venture partner to help fund the project.   While only preliminary discussions have been held with certain possible partners, we believe we will be able to obtain such a joint venture partner if financial circumstances make such action necessary.   However, if we are unable to raise additional capital, obtain additional loans or engage a joint venture partner who can held fund the Burnt Basin project, we will not be able to continue operations for more than the next few months.  However, we are confident that one or more of the foregoing arrangements will be able to be effected in the near term, which will allow us to continue operations during and beyond the next twelve months.   Until such time that we are able to afford to pay Derek Bartlett, our President, any compensation due to him will be accrued.

Provided we are able to obtain the necessary capital, we intend to commence and complete the Phase 1 program for the Burnt Basin property over the next twelve months.  In this regard, we anticipate that we will need at least $800,000 in financing in order to achieve our goals and objectives over the next twelve months, which includes $680,000 to complete the Phase 1 program and at least $120,000 for operations.  This does not include any amounts which will be due to Derek Bartlett, our President, under the terms of his Management Services Agreement.

We intend to attempt to raise additional funds no later than the fourth quarter of 2011 and into early 2012.  No assurance can be given that these efforts will be successful or that we will be able to raise sufficient capital to fund our operations over the next twelve months.  However, assuming we are successful in raising needed funds or otherwise we are successful in obtaining a joint venture partner to help us fund the project as described above, we expect to commence the Phase 1 program as soon as possible in the fourth quarter of 2011 or early 2012 and hope to complete Phase 1 during 2012, although extreme weather conditions could delay the progress of the Phase 1 program.  The Phase 2 program, which is contingent on the results achieved in the Phase 1 program, will hopefully be able to commence in 2013.  However, if it turns out that we have not raised enough financing to complete the Phase 2 program, we may be forced to seek additional financing or attempt to obtain a joint venture partner if we have not already done so in connection with the financing needed for the Phase 1 program.   Again, no assurance can me made that these efforts in obtaining additional financing or a joint venture partner will be successful.

Other than performing certain geological mapping, rock and soil sampling, geophysical surveys and data compilation done in 2007, we have not taken any concrete steps to implement our business plan with regard to the Burnt Basin property.

Off-Balance Sheet Arrangements

We do not have any off balance sheet arrangements that are reasonably likely to have a current or future effect on our financial condition, revenues, and results of operations, liquidity or capital expenditures.

Significant Accounting Policies

Our discussion and analysis of the Company’s financial condition and results of operations are based upon our consolidated financial statements which have been prepared in conformity with U.S. generally accepted accounting principles.  Our significant accounting policies are described in Note 3 to the consolidated financial statements included elsewhere herein.  The application of our critical accounting policies is particularly important to the portrayal of our financial position and results of operations.  The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the recoverability of resource properties, accrued liabilities, rate of amortization and the valuation allowance for deferred income tax assets. Management believes the estimates are reasonable; however, actual results could differ from those estimates and could impact future results of operations and cash flows.  Described below are the most significant policies we apply in preparing our financial statements.

Foreign Currency Translation – Our operations and activities are conducted principally in Canada; hence the Canadian dollar is the functional currency. We translate financial statements into the functional currency as follows: non-monetary assets and liabilities are translated at historical rates; monetary assets and liabilities are translated at exchange rates in effect at the end of the year; and expenses are translated at average rates for the year. Gains and losses from translation of foreign currency into the functional currency are included in current results of operations. Gains and losses resulting from foreign currency transactions are also included in current results of operations. Our reporting currency is the United States dollar. We translate financial statements into the reporting currency as follows: assets and liabilities are translated at the rates of exchange on the balance sheet date, and revenues and expenses are translated at average rates of exchange during the period. The resulting translation adjustments are included as part of other comprehensive income.

Mineral Property Acquisition Payments and Exploration Costs- We follow accounting standards for mineral rights, which concluded that mineral rights are tangible assets. Accordingly, we capitalize certain costs related to the acquisition of mineral rights. If a commercially mineable ore body is discovered, such costs are amortized when production begins using the unit-of-production method based on proven and probable reserves. If no commercially viable ore body is discovered, or such rights are otherwise determined to have no value, such costs are expensed in the period in which it is determined the property has no future economic value.

Mineral Property Evaluations - Management of the Company periodically reviews the net carrying value of its mineral properties and interests on a property-by-property basis. These reviews consider the net realizable value of each property to determine whether a permanent impairment in value has occurred and the need for any asset write-down. An impairment loss will be recognized when the estimated future cash flows (undiscounted) expected to result from the use of an asset are less than the carrying amount of the asset. Measurement of an impairment loss will be based on the estimated fair value of the asset if the asset is expected to be held and used.

Depreciation - Equipment is recorded at cost. Expenditures for major additions and improvements are capitalized; minor replacements, maintenance and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Amortization is provided over the estimated useful lives of the related assets using the declining-balance method for financial statement purposes.  We use other depreciation methods (generally accelerated) for tax purposes where appropriate. Amortization of equipment is calculated at 30% on the declining-balance basis.

Asset Retirement Obligations – We have adopted the provisions of US GAAP, “Accounting for Asset Retirement Obligations”. The basis of this policy is the recognition of a legal liability for obligations relating to the retirement of property, plant and equipment, and obligations arising from the acquisition, construction, development or normal operations of those assets. Such asset retirement costs must be recognized at fair value when a reasonable estimate of fair value can be estimated in the period in which the liability is incurred. A corresponding increase to the carrying amount of the related asset, where one is identifiable, is recorded and amortized over the life of the asset. Where a related future value is not easily identifiable with a liability, the change in fair value over the course of the year is expensed. The amount of the liability is subject to re-measurement at each reporting period. The estimates are based principally on legal and regulatory requirements.

It is possible that our estimates of its ultimate reclamation and closure liabilities could change as a result of changes in regulations, changes in the extent of environmental remediation required, changes in the means of reclamation, or changes in cost estimates. Changes in estimates are accounted for prospectively commencing in the period the estimate is revised. No liability has been recorded as the Company is in the exploration stage on its properties and, accordingly, no environmental disturbances have occurred.

Fair Value of Financial Instruments - Financial assets and liabilities recorded on the accompanying balance sheets are categorized based on the inputs to the valuation techniques as follows:

Level 1 - Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that the company has the ability to access at the measurement date (examples include active exchange-traded equity securities, listed derivatives and most United States Government and agency securities).

Level 2 - Financial assets and liabilities whose values are based on quoted prices in markets where trading occurs infrequently or whose values are based on quoted prices of instruments with similar attributes in active markets. Level 2 inputs include the following:

•	Quoted prices for identical or similar assets or liabilities in non-active markets (examples include corporate and municipal bonds which trade infrequently);

•	Inputs other than quoted prices that are observable for substantially the full term of the asset or liability (examples include interest rate and currency swaps); and

•	Inputs that are derived principally from or corroborated by observable market data for substantially the full term of the asset or liability (examples include certain securities and derivatives).

Level 3 - Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

An asset or liability’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.  Availability of observable inputs can vary and is affected by a variety of factors.  We use judgment in determining fair value of assets and liabilities and Level 3 assets and liabilities involve greater judgment than Level 1 and Level 2 assets or liabilities.

Stock Based Compensation - We account for share-based compensation in accordance with ASC Topic 718, Compensation - Stock Compensation (ASC 718). Under the provisions of ASC 718, share-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity grant).

Item 3.	Properties.

See “Item 1.  Description of Business” for a description of our mining property interests.

The Company neither rents nor owns any properties.  The Company uses the office space and equipment of its management which offices are located at 1-336 Queen St. South, Mississauga, Ontario, Canada L5M 1M2.

Item 4.	Security Ownership of Certain Beneficial Owners and Management.

The following table sets forth certain information as of August 26, 2011 regarding the beneficial ownership of our common stock by (i) each stockholder known by us to be the beneficial owner of more than 5% of our common stock, (ii) by each of our directors and executive officers and (iii) by all of our executive officers and directors as a group. Each of the persons named in the table has sole voting and investment power with respect to common stock beneficially owned.

	Amount and Nature
Name and Address	of Beneficial Ownership*		Percent of Class

Derek Bartlett	55,000	(1)	**
1-336 Queen Street, South
Mississauga, Ontario
L5H 1M2

John Arnold	25,000		**
42 Fox Run Drive
Guelph, Ontario
N1H 6H9

Donald W. Kohls	25,000		**
1792 South Beech Street
Lakewood, Colorado
80228

Alex Johnston	7,025,000	(2)	20.2%
1002 API World Tower
Sheikh Zayed Rd.
P.O. Box 3614
Dubai, United Arab Emirates

All officers and directors	105,000		**
as a group (3 persons)

*
Based on 34,823,720 shares of common stock issued and outstanding as of August 26, 2011. Except as otherwise indicated, we believe that the beneficial owners of the common stock listed above, based on information furnished by such owners, have sole investment and voting power with respect to such shares, subject to community property laws where applicable. Beneficial ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options or warrants currently exercisable, or exercisable within 60 days, are deemed outstanding for purposes of computing the percentage ownership of the person holding such option or warrants, but are not deemed outstanding for purposes of computing the percentage ownership of any other person.

**	Less than 1%.

(1)	Includes 5,000 shares of common stock owned by the wife of Mr. Bartlett.

(2)	Mr. Johnston is a former director of the Company.

Change in Control

There are no present arrangements known to the Company, including any pledge by any person of the Company’s securities, the operation of which may at a subsequent date result in a change in control of the Company.

Item 5.	Directors and Executive Officers.

Set forth below are our present directors and executive officers.  Note that there are no other persons who have been nominated or chosen to become directors nor are there any other persons who have been chosen to become executive officers.  There are no arrangements or understandings between any of the directors, officers and other persons pursuant to which such person was selected as a director or an officer.  Directors are elected to serve until the next annual meeting of stockholders and until their successors have been elected and have qualified.  Officers serve at the discretion of the Board of Directors.

		Present Position	Has Served as
Name	Age	and Offices	Director Since

Derek Bartlett	71	President,	July 2003
1-336 Queen Street, South		Chief Executive Officer
Mississauga, Ontario		and Director
L5H 1M2

John Arnold	68	Treasurer, Acting Chief	February 2010
42 Fox Run Drive		Financial Officer,
Guelph, Ontario		Principal Accounting
N1H 6H9		Officer and Director

Donald W. Kohls	76	Director	July 2003
1972 South Beech Street
Lakewood, Colorado
80228-3702

Set forth below are brief accounts of the business experience during the past five years of each director and executive officer of the Company.

DEREK BARTLETT has been President, Chief Executive Officer, Secretary and Director of the Company since its inception in July 2003.  Mr. Bartlett has been involved in various capacities with junior mining companies for over forty years.   He has served as a director of the following mining and exploration companies listed on the TSX Venture Exchange: Blue Diamond Mining Corporation, from July 30, 2002 to March 2003; Diadem Resources Ltd., from October 1993  to October 2005; Kingsman Resources Inc., formerly known as Braddick Resources Ltd., from  1995  to 2008.  Mr. Bartlett serves on the board of  Oromin Explorations Ltd., since February 2002 (OLE); Saville Resources Ltd., formerly known as Blue Emerald Resources Inc., since 1994 (SRE); Waseco Resources Inc., since May 1996 (YWS); and Cadman Resources Inc. since December 2007.  He was a director of X-Cal Resources Ltd., from November 2003 to August 2010 and Solanex Management from August 2009 to August 2010.  Mr. Bartlett also formerly served as a director of the following TSX Venture Exchange listed companies: Fresco Developments Ltd., from December 1993 to February 2002; Hyperion Resources Corp., from May 2000 to November 2002; Prospex Mining Inc., from April 1997 to July 1999 (PRM), now part of Semfo Inc. (TSE: SMF); Noront Resources Ltd., from April 1993 to April 3, 2003 (NOT); VVC Exploration Corp. from September 2001 to February 2003 (VVC); A.I.S. Resources Limited, from April 1994 to October 1997(AIS).  Mr. Bartlett is a graduate of the University of New Brunswick (B.Sc. Geology).

JOHN ARNOLD has been Treasurer, Acting Chief Financial Officer, Principal Accounting Officer since the Company’s inception in July 2003 and Director since February 2010. Mr. Arnold is the proprietor of John M. Arnold, CA, Management Consultant since 1976. Mr. Arnold currently serves as a director of the following mining and exploration companies listed on the Toronto Stock Exchange: Queenston Mining Inc., since 1986 (QMI); and Thundermin Resources Ltd., successor to Joutel Resources Inc., since 1985 (THR). He also served as a director, chairman and chief financial officer of Normiska Corporation an agricultural products company which was listed on the TSX Venture Exchange (NCO) from 1997 until 2005 and subsequently taken private. Mr. Arnold served as a director of United Tex-Sol Mines Inc., a TSX Venture Exchange listed mining and exploration company from 1997 to June 23, 2003 when it merged with St. Andrews Goldfields Inc., a Toronto Stock Exchange mining company (SAS). Mr. Arnold is also CEO and Chairman of GeoFinance Corporation, a company which is in the business of conventional and alternative energy.  Mr. Arnold is a graduate of the University of Trinity College (B.A.) and is a Chartered Accountant.

DONALD KOHLS has been a Director of the Company since its inception in July 2003. Mr. Kohls has been involved in the mining industry over forty years having developed exploration projects in the U.S.A., Canada, Brazil, Bolivia, Chile, South Africa, Ireland and Arabia.  From 1976 to 1991, Mr. Kohls was Vice President and Chief Consulting Geologist and Director with Gold Fields Mining Corporation. From 1962 to 1976, he was General Manager and Assistant to the President of New Jersey Zinc and supervised projects for zinc, lead, gold, copper, silver and titanium all over the world and formed exploration companies in Brazil and South Africa.  Since 1991, Mr. Kohls has primarily been retired.  Mr Kohls is a graduate of the University of Minnesota (Ph. D. in Geology).

None of the directors and officers is related to any other director or officer of the Company.

Significant Employees

We have no employees who are not executive officers, but who are expected to make a significant contribution to our business. We have in the past and intend in the future to hire independent geologists, engineers and excavation subcontractors on an as needed basis.

None of our executive officers currently spend 100% of his time on the business of the Company.   Mr. Barlett spends approximately 80% of his time and Mr. Arnold spends approximately 20% of his time on the business  of the Company.

Involvement in Certain Legal Proceedings

To the knowledge of the Company, there have been no events under any bankruptcy act, no criminal proceedings and no judgments, injunctions, orders or decrees as listed in Section 401(f) of Regulation S-K within the past ten years material to the evaluation of the ability and integrity of any director and executive officer of the Company.

Audit Committee Financial Expert

We do not have an audit committee financial expert, as such term is defined in Item 407(d)(5) of Regulation S-K, serving on our audit committee because we have no audit committee and are not required to have an audit committee because we are not a listed security.  We do not believe that the addition of such an expert would add anything meaningful to the Company at this time.  It is also unlikely we would be able to attract an independent financial expert to serve on our Board of Directors at this stage of our development.

Code of Ethics

We have not adopted a Code of Ethics to date.  We are, however, reviewing the necessity of adopting such a document and expect that a Code of Ethics will be adopted in the future which will be applicable to our principal executive officer, principal financial officer, principal accounting officer or controller, or persons performing similar functions.

Item 6.	Executive Compensation.

Summary of Compensation of Executive Officers

The following summary compensation table sets forth information concerning the compensation paid during the fiscal years ended December 31, 2010, December 31, 2009 and December 31, 2008 to our Chief Executive Officer (principal executive officer).  No other officer or person received total annual compensation in excess of $100,000 since in our date of incorporation.

Summary Compensation Table

Name and Principal Position	Year	Salary ($)		Bonus ($)	Stock Awards ($)	Option Awards ($)	Non-Equity Incentive Plan Compensation ($)	Nonqualified Deferred Compensation Earnings ($)	All Other Compensation ($)	Total
Derek Bartlett,	2010	$120,000	(2)	$0	$0	$0	$0	$0	$0	$120,000
President and	2009	$0		$0	$0	$0	$0	$0	$0	$0
Chief Executive	2008	$177,520		$0	$0	$0	$0	$0	$0	$177,520
Officer(1)

(1)	Mr. Bartlett has been our President and Chief Executive since our inception.

(2)	Such compensation for 2010 has been accrued.

Stock Options/SAR Grants

No grants of stock options or stock appreciation rights have been made since our inception.

Compensation of Directors

No cash compensation was paid to our directors for their services as directors since our inception.  We have no standard arrangement pursuant to which our directors are to be compensated for their services in their capacity as directors except for the granting from time to time of incentive stock options. The board of directors may award special remuneration to any director undertaking any special services on behalf of our company other than services ordinarily required of a director. Other than indicated below, no director received and/or accrued any compensation for his services as a director, including committee participation and/or special assignments.

Employment Contracts and Termination of Employment or Change of Control

Effective as of January 1, 2010, we entered into a management services agreement with Derek Bartlett pursuant to which Mr. Bartlett will serve as President of the Company.  Under the agreement, which is for a five year term, Mr. Bartlett is entitled to receive a basic retainer of US $10,000 per month, which compensation will be reviewed each year by the board of directors and may be increased for cost of living increases and merit shown by Mr. Bartlett in the performance of his duties.  During the term, Mr. Bartlett is entitled to other benefits including but not limited to payment of medical services plan premium for Mr. Bartlett and his family and dental expenses for the aforesaid, and participation under a stock option plan adopted by the Company from time to time at the discretion of the board of directors.  Notwithstanding the five year term, Mr. Bartlett may terminate the agreement at any time on 60 days written notice to the Company.  The Company may terminate the agreement without cause only by paying Mr. Bartlett full compensation to the end of the term.

We have no other plans or arrangements in respect of remuneration received or that may be received by our executive officers to compensate such officers in the event of termination of employment (as a result of resignation or retirement).

Equity Compensation Plan

We do not have any securities authorized for issuance under any equity compensation plans.

Item 7.	Certain Relationships and Related Transactions, and Director Independence.

As of March 31, 2011, Derek Bartlett, the Company’s President and Chief Executive Officer, is owed $181,000 in compensation, $151,000 at December 31, 2010, $61,000 at March 31, 2010 and $31,000 at December 31, 2009. Beginning January 2010, Mr. Bartlett is entitled to receive $10,000 per month for compensation under his Management Services Agreement.    All compensation owing to Mr. Bartlett is without interest or stated terms of repayment and is unsecured.

During the quarter ended March 31, 2011, three shareholders loaned the Company $3,897.  The loans have no definite terms of repayment and bear no interest.

During the year ended December 31, 2010, three shareholders loaned the Company $25,162.  The loans have no definite terms of repayment and bear no interest.

On September 11, 2008, the Company entered into an Option Agreement with Cadman Resources Inc.(“Cadman”), a company with two common directors, whereby Cadman can earn an undivided 60% interest in the Burnt Basin property. In consideration, Cadman agreed to make cash payments of $50,000, incur exploration expenditures of $1,000,000, and issue 1,250,000 common shares over five years.  On August 5, 2009 Cadman terminated its Option Agreement related to the Burnt Basin property.

All transactions with related parties are in the normal course of operations and are measured at the exchange amount, which is the amount of consideration agreed upon between the related parties.

Other than the foregoing, since January 1, 2010, there has not been, nor is there currently proposed, any transaction or series of similar transactions to which we were or will be a party: (i) in which the amount involved exceeds the lesser of $120,000 or one percent of the average of our total assets at year-end for the last three completed fiscal years; and (ii) in which any director, executive officer, shareholder who beneficially owns 5% or more of our common stock or any member of their immediate family had or will have a direct or indirect material interest.

Messrs. Derek Bartlett, John Arnold, and Donald Kohls are each involved with several other mining exploration companies. As a result, a conflict of interest between the Company and one of these other companies may arise from time to time. We have not formulated a policy for the resolution of such conflicts at this time.

Director Independence

Our board of directors currently consists of three members.  They are Derek Bartlett, John Arnold and Donald Kohls.  Messrs. Bartlett and Arnold are executive office of the Company.  Mr. Kohls is the sole independent director.  We have determined his independence using the general independence criteria set forth in the Nasdaq Marketplace Rules.

Item 8.	Legal Proceedings.

We are not currently a party to any pending material legal proceeding nor are we aware of any proceeding contemplated by any individual, company, entity or governmental authority involving the Company.

Item 9.	Market Price of and Dividends on the Registrant’s Common Equityand Related Stockholder Matters.

Since November 2008, our common stock has been quoted in the Pink Sheets maintained by OTC Markets Group Inc. (formerly Pink OTC Markets Inc.) under the symbol “NWPG”.  From October 2006 to November 2008, our common stock was quoted on the OTC Bulletin Board.  Now that we are subject to and will be filing reports under the Exchange Act, we intend to apply for listing on the OTCQB, officially part of the OTC Markets Group Inc. although there can be no assurance that we will be able to obtain this listing.  The OTCQB is a relatively new market started in April 2010 for OTC traded companies that are current in their reporting obligations to the Securities and Exchange Commission.  In addition, although it is not our present intention, we may at a future date apply for quotation once again on the OTC Bulletin Board.  Like the OTCQB, there can be no assurance that we will be able to obtain this listing.  The following table sets forth the range of high and low sales prices per share of the common stock for each of the calendar quarters identified below as reported by the Pink OTC Markets. These quotations represent inter-dealer prices, without retail mark-up, markdown or commission, and may not represent actual transactions.

Year ended December 31, 2008:	High	Low

Jan. 1, 2008 to March 31, 2008	$0.35	$0.04
April l, 2008 to June 30, 2008	$0.15	$0.03
July 1, 2008 to Sept. 30, 2008	$0.15	$0.025
Oct. 1, 2008 to Dec. 31, 2008	$0.13	$0.015

Year ended December 31, 2009:	High	Low

Jan. 1, 2009 to March 31, 2009	$0.10	$0.03
April l, 2009 to June 30, 2009	$0.035	$0.015
July 1, 2009 to Sept. 30, 2009	$0.042	$0.0005
Oct. 1, 2009 to Dec. 31, 2009	$0.07	$0.03

Year ended December 31, 2010:	High	Low

Jan. 1, 2009 to March 31, 2010	$0.05	$0.015
April l, 2009 to June 30, 2010	$0.07	$0.02
July 1, 2009 to Sept. 30, 2010	$0.30	$0.021
Oct. 1, 2009 to Dec. 31, 2010	$0.05	$0.091

Year ending December 31, 2011	High	Low

Jan, 1, 2011 to March 31, 2011	$0.055	$0.015
April l, 2011 to June 30, 2011	$0.15	$0.04

Holders

As of August 26, 2011, there were approximately 150 stockholders of record of our common stock.  This does not reflect persons or entities that hold their stock in nominee or “street name”.

Dividends

The Company has not paid any cash dividends to date, and it has no intention of paying any cash dividends on its common stock in the foreseeable future. The declaration and payment of dividends is subject to the discretion of its Board of Directors and to certain limitations imposed under Nevada corporate law.  The timing, amount and form of dividends, if any, will depend on, among other things, results of operations, financial condition, cash requirements and other factors deemed relevant by the Board of Directors.

Item 10.	Recent Sales of Unregistered Securities.

The following sets forth certain information concerning securities which were sold or issued by us without the registration of the securities under the U.S. Securities Act of 1933, as amended (the “Securities Act”) in reliance on exemptions from such registration requirements within the past three years:

On April 12, 2007, the Company issued 100,000 shares of common stock at $0.45 per share, a price determined to be fair value, to extend for one year the completion of $500,000 of exploration expenditures for the mineral property located in Inner Mongolia, China.

On August 7, 2007, the Company issued 3,011,500 shares of common stock at $0.60 per share, a price determined to be fair value, for the acquisition of the remaining 30% of the 50% interest in a mineral property in Inner Mongolia, China.

On January 15, 2008, the Company received an extension on completing $500,000 of exploration expenditures required by February 1, 2008 to February 1, 2009 in consideration for 100,000 shares of common stock of the Company. The 100,000 shares of common stock were issued at $0.19 per share, a price determined to be fair value.

On January 28, 2008, the Company issued 300,000 shares of common stock, at a price of $0.19 per share, a price determined to be fair value, as part of the resource property agreement dated November 17, 2006.

On February 26, 2008, the Company acquired 50% of TMBW International Resources Corporation’s Mac Property, a 331-hectare gold property located approximately 55 kilometers southeast of Vernon, British Columbia, for 1,800,000 shares of common stock of the Company. The issue price of the shares was $0.05, and at the time of issue the shares had a fair value of $0.01.

On August 20, 2008 the Company issued 200,000 shares of common stock at $0.15 per share to Noront Resources which was the last share installment required under the agreement between the two parties.

On August 20, 2008, the Company issued to certain subscribers 14,237,220 shares of common stock for a deemed purchase price of $711,861 ($0.05 per share). The purchase price was paid by the subscribers by the settlement of an aggregate total of $711,861 of indebtedness of the Company which had been assigned to these individual subscribers by various creditors of the Company, including Derek Bartlett, the Company’s President and Chief Executive Officer.  Mr. Bartlett had assigned $277,859 in debt owed to him to six individuals and they received 5,557,180 shares of our common stock.  The estate of Mr. Tyler Bartlett, the son of Derek Bartlett, assigned $48,230 of the debt owed to him to one individual which was then converted into 964,600 shares of our common stock. Ann Pineau, a stockholder of the Company, assigned $252,000 of the $302,000, of the debt owed to her to six individuals which, together with the $50,000 of debt she retained in her own name, was then converted into 6,040,000 shares of our common stock.

All of the foregoing securities were issued in reliance upon the exemption from registration pursuant to Section 4(2) of the Securities Act and/or Rule 506 of Regulation D or Rule 903 of Regulation S.

Item 11.	Description of Registrant’s Securities to Be Registered.

General

Our authorized capital stock consists of 100,000,000 shares of common stock, par value of $0.001 per share.  We have no other classes of stock.  As of August 26, 2011, there were 34,823,720 shares of our common stock issued and outstanding that were held by approximately 150 stockholders of record.

Common Stock

As indicated above, we are presently authorized to issue 100,000,000 shares of common stock, $0.001 par value.  All shares are equal to each other with respect to liquidation and dividend rights.  Holders of voting shares are entitled to one vote for each share they own at any stockholders’ meeting.

Holders of shares of our common stock are entitled to receive such dividends as may be declared by our board of directors out of funds legally available for that purpose, and upon liquidation are entitled to participate pro-rata in a distribution of assets available for such distribution to stockholders.  There are no conversion, preemptive, or other subscription rights or privileges with respect to any shares.

Our common stock does not have cumulative voting rights which means that the holders of more than 50% of the voting shares voting for election of directors may elect all of the directors if they choose to do so.  In such event, the holders of the remaining shares aggregating less than 50% will not be able to elect any directors.

Dividend Policy

The payment of dividends by the Company, if any in the future, rests within the discretion of its Board of Directors and will depend, among other things, on its earnings, its capital requirements and its financial condition, as well as other relevant factors.  We have not paid a cash or stock dividend and does not anticipate paying any cash or stock dividends in the foreseeable future.

Transfer Agent

Nevada Agency & Trust Co., 50 West Liberty Street, Suite 880, Reno, Nevada 89501 serves as transfer agent for our shares of common stock.

Item 12.	Indemnification of Directors and Officers.

Under Sections 78.751 and 78.752 of the Nevada Revised Statues, the Company has broad powers to indemnify and insure its directors and officers against liabilities they may incur in their capacities as such.

The Company’s certificate of incorporation provides as follows:

a.           The corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit or proceeding, whether civil, criminal, administrative or investigative (other than an action by or in the right of the corporation), by reason of the fact that he is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee, or agent of the corporation, partnership, joint venture, trust or other enterprise, against expenses (including attorney’s fees), judgments, fines and amounts paid in settlement, actually and reasonably incurred by him in connection with the action, suit or proceeding, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interests of the corporation and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. The termination of any action, suit or proceeding, by judgment, order, settlement, conviction or upon plea of nolo contendere or its equivalent does not itself create a presumption that the person did not act in good faith and in a manner in which he reasonably believed to be in or not opposed to the best interests of the corporation, and that, with respect to any criminal action or proceeding, he had reasonable cause to believe that his conduct was lawful.

b.           The corporation may indemnify any person who was or is a party, or is threatened to be made a party, to any threatened, pending or completed action or suit by or in the right of the corporation, to procure a judgment in its favor by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of the corporation, partnership, joint venture, trust or other enterprise, against expenses including amounts paid in settlement and attorney’s fees actually and reasonably incurred by him in connection with the defense or settlement of the action or suit, if he acted in good faith and in a manner which he reasonably believed to be in or not opposed to the best interest of the corporation. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals there from, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

c.           To the extent that a director, officer or employee or agent of the corporation has been successful on the merits or otherwise in defense of any action, suit or proceeding referred to in subsections (a) and (b) of this Article, or in defense of any claim, issue or matter therein, he must be indemnified by the corporation against expenses, including attorney’s fees, actually and reasonable incurred by him in connection with the defense.

Our certificate of incorporation provides that the personal liability of a director or officer of the Company to the Company or the shareholders for damages for breach of fiduciary duty as a director or officer will be limited to acts or omissions which involve intentional misconduct, fraud or a knowing violation of law.

Insofar as indemnification for liabilities arising under the Securities Act, as amended, may be permitted to directors, officers or persons controlling the Company pursuant to the foregoing provisions, it is the opinion of the SEC that such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

Item 13.	Financial Statements and Supplementary Data.

Our financial statements are included in this Registration Statement beginning on page F-1 (see Item 15).

Item 14.	Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

None.

Item 15.	Financial Statements and Exhibits.

(a)          Financial Statements.

See the financial statements annexed to this Registration Statement which financial statements are incorporated herein by reference.

(b)          Exhibits.
Incorporated by
Exhibit No.	Name of Exhibit	Reference to

3.1	Articles of Incorporation	Exhibit 3.1 (1)
3.2	Bylaws	Exhibit 3.2 (1)
10.1	Burnt Basin mineral claims	Exhibit 10.1 (4)
10.2	Option Agreement to acquire Burnt Basin mineral claims	Exhibit 10.2 (1)
10.3	Option Agreement to acquire 20% interest of certain mineral claims in Inner Mongolia dated as of November 17, 2006	Exhibit 10.3 (2)
10.4	Option Agreement to acquire an additional 30% Interest in certain mineral claims in Inner Mongolia dated as of August 7, 2007	Exhibit 10.4 (2)
10.5	Extension Agreement to complete Inner Mongolia Inner Mongolia exploration expenditures dated as of January 15, 2008	Exhibit 10.5 (2)
10.6	Acquisition Agreement to acquire 50% interest Of Mac Property held by TMBW International Resources dated February 26, 2008	Exhibit 10.6 (2)
10.7	Letter Agreement dated June 13, 2011 pertaining to option agreement (Burnt Basin mineral claims)	Exhibit 10.7 (4)
10.8	Management Services Agreement with Derek Bartlett dated January 1, 2010	Exhibit 10.8 (4)
21.1	List of Subsidiaries	Exhibit 21 (3)

(1)	Filed as an exhibit to the Company’s Registration Statement on Form SB-2 filed on May 17, 2004, File No. 333-115550, and incorporated by reference herein.

(2)	Filed as an exhibit to the Company’s Annual Report on Form 10-KSB for the year ended December 31, 2007 filed on April 15, 2008, and incorporated by reference herein.

(3)	Filed as an exhibit to Amendment No. 3 to the Company’s Registration Statement on Form SB-2 filed on January 10, 2005, File No. 333-108872, and incorporated by reference herein.

(4)	Filed as an exhibit to Amendment No. 1 to the Company’s Registration Statement on Form 10 filed on July 8, 2011, File No. 0-52214, and incorporated by reference herein.

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

NEWPORT GOLD, INC.
(Registrant)

By:	/s/ Derek Bartlett
Name:	Derek Bartlett
Title:	Chief Executive Officer and President

Dated:	August 30, 2011

NEWPORT GOLD, INC.
(An Exploration Stage Company)
FINANCIAL STATEMENTS

MARCH 31, 2011

NEWPORT GOLD, INC.

INDEX

PAGE

REPORTS OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRMS	2-3

CONSOLIDATED BALANCE SHEETS	4

CONSOLIDATED STATEMENTS OF OPERATIONS	5

CONSOLIDATED STATEMENTS OF CHANGES IN STOCKHOLDERS’ EQUITY (DEFICIT)	6

CONSOLIDATED STATEMENTS OF CASH FLOWS	7

NOTES TO CONSOLIDATED FINANCIAL STATEMENTS	8-15

1

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE STOCKHOLDERS AND DIRECTORS OF NEWPORT GOLD, INC.
(An Exploration Stage Company)

We have audited the consolidated balance sheets of Newport Gold, Inc. (an exploration stage company) (“the Company”) as at December 31, 2010 and 2009 and the consolidated statements of operations, comprehensive (income) loss, stockholders' deficit and cash flows for the years ended December 31, 2010 and 2009 and the related statements of operations, stockholders’ deficit and cash flows for the period July 16, 2003 (inception) to December 31, 2010.  These consolidated financial statements are the responsibility of the Company's management.  Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board ("PCAOB") in the United States of America.  Those standards require that we plan and perform an audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. The Company is not required to have, nor were we engaged to perform, an audit of internal control over financial reporting.  Our audits included consideration of internal control over financial reporting as a basis for designing audit procedures that are appropriate in the circumstances, but not for the purpose of expressing an opinion on the effectiveness of the Company’s internal control over financial reporting.  Accordingly, we express no such opinion. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

The financial statements as at and for the year ended December 31, 2007 were audited by other auditors who expressed an opinion without reservation on those consolidated financial statements in their report dated March 27, 2008 which included an explanatory paragraph regarding the Company’s ability to continue as a going concern.

In our opinion, based upon our audits and the report of another auditor, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as at December 31, 2010 and 2009 and the results of its operations and its cash flows for the years then ended and for the period from July 16, 2003 (inception) to December 31, 2010 in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been prepared assuming the Company will continue as a going-concern.  The Company will need additional working capital for its planned activities, which raises substantial doubt about its ability to continue as a going-concern.  Management's plans in regard to these matters are described in Note 2 to the financial statements.  These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Fazzari + Partners LLP
Fazzari + Partners LLP
Chartered Accountants
Licensed Public Accountants
Vaughan, Ontario, Canada
June 1, 2011

2

REPORT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

TO THE STOCKHOLDERS AND DIRECTORS OF NEWPORT GOLD, INC.
(An Exploration Stage Company)

We have audited the accompanying consolidated statements of operations, stockholders’ equity and cash flows of Newport Gold, Inc. (an exploration stage company) for the period from inception on July 16, 2003 through to December 31, 2007 (not separately presented herein). These consolidated financial statements are the responsibility of the Company’s management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

We conducted our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States of America). Those standards require that we plan and perform an audit to obtain reasonable assurance whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, these consolidated financial statements present fairly, in all material respects, the results of operations and cash flows of Newport Gold, Inc. (a development stage company) for the period from inception on July 16, 2003 through to December 31, 2007 (not separately presented herein) in conformity with accounting principles generally accepted in the United States of America.

The accompanying consolidated financial statements have been presented assuming the Company will continue as a going concern.  The Company will need additional working capital for its planned activities, which raises substantial doubt about its ability to continue as a going concern.  Management’s plans in regard to these matters are described in note 2 to the consolidated financial statements.  These consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

/s/ Pannell Kerr Forster

Chartered Accountants
(registered with the PCAOB as “Smythe Ratcliffe”)

Vancouver, Canada
March 27, 2008

3

NEWPORT GOLD, INC.
(An Exploration Stage Company)
Consolidated Balance Sheets
(In U.S. Dollars)

	March 31,	March 31,	December 31,	December 31,
	2011	2010	2010	2009
	(unaudited)	(unaudited)
Assets

Current
Cash	$1,634	$-	$3,973	$-
Prepaid expenses	233	233	233	233
	1,867	233	4,206	233

Long-term
Mineral interests (Note 5)	35,397	35,397	35,397	35,397
Equipment (Note 6)	820	820	820	1,941
	36,217	36,217	36,217	37,338
Total Assets	$38,084	$36,450	$40,423	$37,571

Liabilities

Current
Bank indebtedness	$-	$9,904	$-	$9,904
Accounts payable and accrued liabilities	164,596	146,089	156,359	138,589
Accrued officers salaries (Note 7)	181,000	61,000	151,000	31,000
Loans payable-shareholders (Note 7)	29,059	-	25,162	-
Loans payable (Note 8)	8,500	-	5,000	-
Due to related parties	34,240	-	34,240	-
Total Liabilities	417,395	216,993	371,761	179,493

Stockholders' Deficit

Common stock - Authorized 100,000,000 common shares with a par value of $0.001 per share. Issued and outstanding 34,823,720 at March 31, 2011 and 2010and at December 31, 2010 and 2009). (Note 9)	34,823	34,823	34,823	34,823
Additional paid-in capital	3,511,248	3,510,588	3,510,805	3,510,588
Accumulated other comprehensive income (loss)	148,750	152,943	146,130	153,525
Accumulated deficit - during exploration stage	(4,074,132)	(3,878,897)	(4,023,096)	(3,840,858)
Total Stockholders' Deficit	(379,311)	(180,543)	(331,338)	(141,922)

Total Liabilities and Stockholders' Deficit	$38,084	$36,450	$40,423	$37,571

The accompanying notes are an integral part of these consolidated financial statements.

4

NEWPORT GOLD, INC.
(An Exploration Stage Company)
Consolidated Statements of Operations
(In U.S. Dollars)

	Three Months	Three Months			July 16, 2003
	ended	ended	Year ended	Year ended	(inception) to
	March 31,	March 31,	December 31,	December 31,	March 31,
	2011	2010	2010	2009	2011
	(unaudited)	(unaudited)			(unaudited)
Expenses
Officers compensation	$30,000	$30,000	$120,000	$-	$327,520
Accounting and legal	14,469	7,500	61,578	1,127	383,440
Geological consulting fees	6,161	-	12,807	15,008	509,551
Office and travel	(37)	-	1,106	4,269	83,349
Interest	443	-	217	-	660
Write-down of mineral interest	-	-	-	-	2,397,663
Investor relations	-	-	-	-	115,535
Consulting	-	-	-	-	110,000
Resource property (recovery) expenditures	-	-	(17,953)	(48,596)	86,852
Filing and transfer agent fees	-	-	3,362	4,169	37,376
Occupancy costs	-	-	-	17,514	17,514
Amortization	-	1,121	1,121	705	4,800
Foreign exchange loss (gain)	-	-	-	-	(128)

Net income (loss)	(51,036)	(38,621)	(182,238)	5,804	(4,074,132)

Other comprehensive income (loss)	2,620	-	(7,395)	2,443	148,750

Total comprehensive income (loss)	$(48,416)	$(38,621)	$(189,633)	$8,247	$(3,925,382)

Gain (loss) per share - basic and diluted	$(0.00)	$(0.00)	$(0.01)	$0.00

Weighted average number of common shares outstanding - basic and diluted	34,823,720	34,823,720	34,823,720	34,823,720

The accompanying notes are an integral part of these consolidated financial statements.

5

NEWPORT GOLD, INC.
(An Exploration Stage Company)
Consolidated Statements of Changes in Stockholders’ Equity (Deficit)
For the period July 16, 2003 (Inception) through March 31, 2011 (unaudited)
(In U.S. Dollars)

						Accumulated
	Common Stock		Additional	Share	Other	Deficit During	Total
	Par Value $0.001		Paid-in	Subscriptions	Comprehensive	Exploration	Stockholders'
	Shares	Amount	Capital	Received	Income	Stage	Equity (Deficit)

Share subscriptions
-cash	-	$-	$-	$93,150	$-	$-	$93,150
-property	-	-	-	22,500	-	-	22,500
Foreign currency translation adjustment	-	-	-	-	(3,409)	-	(3,409)
Net Loss	-	-	-	-	-	(161,681)	(161,681)
Balance December 31, 2003	-	-	-	115,650	(3,409)	(161,681)	(49,440)

Foreign currency translation adjustment	-	-	-	-	(1,124)	-	(1,124)
Net Loss	-	-	-	-	-	(95,960)	(95,960)
Balance December 31, 2004	-	-	-	115,650	(4,533)	(257,641)	(146,524)

Share subscriptions
-cash	-	-	-	144,000	-	-	144,000
Foreign currency translation adjustment	-	-	-	-	(2,476)	-	(2,476)
Net Loss	-	-	-	-	-	(93,207)	(93,207)
Balance December 31, 2005	-	-	-	259,650	(7,009)	(350,848)	(98,207)

Common shares issued
-for cash	4,200,000	4,200	271,800	-	-	-	276,000
-for mining claims	2,500,000	2,500	247,500	-	-	-	250,000
-for share subscriptions	8,375,000	8,375	251,275	(259,650)	-	-	-
Foreign currency translation adjustment	-	-	-	-	577	-	577
Net Loss	-	-	-	-	-	(339,331)	(339,331)
Balance December 31, 2006	15,075,000	15,075	770,575	-	(6,432)	(690,179)	89,039

Common shares issued
-for mining claims	3,111,500	3,111	1,848,789	-	-	-	1,851,900
Foreign currency translation adjustment	-	-	-	-	159,375	-	159,375
Net Loss	-	-	-	-	-	(507,640)	(507,640)
Balance December 31, 2007	18,186,500	18,186	2,619,364	-	152,943	(1,197,819)	1,592,674

Adjustment to opening deficit	-	-	-	-	-	(10,000)	(10,000)
Common shares issued
-for mining claims	2,400,000	2,400	193,600	-	-	-	196,000
-on conversion of debt	14,237,220	14,237	697,624	-	-	-	711,861
Foreign currency translation adjustment	-	-	-	-	(1,861)	-	(1,861)
Net Loss	-	-	-	-	-	(2,638,843)	(2,638,843)
Balance December 31, 2008	34,823,720	34,823	3,510,588	-	151,082	(3,846,662)	(150,169)

Foreign currency translation adjustment	-	-	-	-	2,443	-	2,443
Net Income	-	-	-	-	-	5,804	5,804
Balance December 31, 2009	34,823,720	34,823	3,510,588	-	153,525	(3,840,858)	(141,922)

Foreign currency translation adjustment	-	-	-	-	(7,395)	-	(7,395)
Imputed interest on loans	-	-	217	-	-	-	217
Net Loss	-	-	-	-	-	(182,238)	(182,238)
Balance December 31, 2010	34,823,720	34,823	3,510,805	-	146,130	(4,023,096)	(331,338)

Foreign currency translation adjustment	-	-	-	-	2,620	-	2,620
Imputed interest on loans	-	-	443	-	-	-	443
Net Loss	-	-	-	-	-	(51,036)	(51,036)

Balance March 31, 2011	34,823,720	$34,823	$3,511,248	$-	$148,750	$(4,074,132)	$(379,311)

The accompanying notes are an integral part of these consolidated financial statements.

6

NEWPORT GOLD, INC.
(An Exploration Stage Company)
Consolidated Statements of Cash Flows
(In U.S. Dollars)

	Three Months	Three Months			July 16, 2003
	ended	ended	Year ended	Year ended	(inception) to
	March 31,	March 31,	December 31,	December 31,	March 31,
	2011	2010	2010	2009	2011
	(unaudited)	(unaudited)			(unaudited)
Operating Activities
Net income (loss)	$(51,036)	$(38,621)	$(182,238)	$5,804	$(4,074,132)
Items not involving cash
Depreciation	-	1,121	1,121	705	4,800
Shares issued for property agreement extension	-	-	-	-	47,611
Write down of mineral interest	-	-	-	-	2,397,663
Imputed interest on loans	443	-	217	-	660
	(50,593)	(37,500)	(180,900)	6,509	(1,623,398)
Changes in non cash operating assets and liabilities
Prepaid expenses	-	-	-	(233)	(207)
Reclamation of bonds	-	-	-	-	716
Accounts payable and accrued liabilities	8,237	7,500	17,770	(2,723)	156,952
Accrued officers salaries	30,000	30,000	120,000	-	150,000
Due to related parties	-	-	34,240	(14,000)	29,778
	38,237	37,500	172,010	(16,956)	337,239

Cash Provided (Used) in Operating Activities	(12,356)	-	(8,890)	(10,447)	(1,286,159)

Investing Activities
Purchase of equipment	-	-	-	-	(5,034)
Acquisition of mineral interests	-	-	-	-	(26,739)

Cash Used in Investing Activities	-	-	-	-	(31,773)

Financing Activities
Bank indebtedness	-	-	(9,904)	8,004	-
Loan payable-shareholders	3,897	-	25,162	-	29,059
Loan payable	3,500	-	5,000	-	285,399
Subscriptions received	-	-	-	-	237,150
Common shares issued	-	-	-	-	696,858

Cash Provided by Financing Activities	7,397	-	20,258	8,004	1,248,466

Inflow/(Outflow) of cash	(4,959)	-	11,368	(2,443)	(69,466)

Effect of exchange rate change on cash balances held in foreign currencies	2,620	-	(7,395)	2,443	71,100
Cash, Beginning of period	3,973	-	-	-	-
Cash, End of period	$1,634	$-	$3,973	$-	$1,634

Interest paid	$-	$-	$-	$-	$-
Taxes paid	$-	$-	$-	$-	$-

The accompanying notes are an integral part of these consolidated financial statements.

7

NEWPORT GOLD, INC.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
(Amounts and disclosures for the three months ended March 31, 2011 and 2010 are unaudited)

NOTE 1 – OPERATIONS AND BASIS OF PRESENTATION

Newport Gold, Inc. (the "Company"), an exploration stage company, was incorporated under the laws of Nevada on July 16, 2003, and is involved in the acquisition, exploration and development of mineral and energy properties. The Company is currently evaluating opportunities both in the mineral sector and otherwise.

NOTE 2 – GOING CONCERN

These financial statements have been prepared in accordance with accounting principles generally accepted in the United States of America on a going-concern basis. This presumes funds will be available to finance on-going development, operations and capital expenditures, and the realization of assets and payment of liabilities in the normal course of operations for the foreseeable future.

The general business strategy of the Company is to explore and research existing mineral properties and to potentially acquire further claims either directly or through the acquisition of operating entities. The continued operations of the Company depends upon the recoverability of mineral property reserves, confirmation of the Company's interest in the underlying mineral claims, the ability of the Company to obtain necessary financing to complete the development of these claims and upon the future profitable production of the claims. There continues to be insufficient funds to provide enough working capital to fund ongoing operations for the next twelve months. Management intends to raise additional capital through share issuances to finance its exploration on the Burnt Basin Property as described in note 5.

The Company has a working capital deficit of $415,528 at March 31, 2011 and $216,760 at March 31, 2010, has an accumulated deficit during the development stage of $4,073,532, has not generated any operating revenue to date, and has no capital resources presently available to meet obligations,. These factors raise substantial doubt about the Company's ability to continue as a going-concern, which is dependent on the Company's ability to obtain and maintain an appropriate level of financing on a timely basis and to achieve sufficient cash flows to cover obligations and expenses. The outcome of the above matters cannot be predicted at this time. These financial statements do not give effect to any adjustments to the amounts and classifications of assets and liabilities, which might be necessary should the Company be unable to continue as a going-concern.

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

Basis of Presentation

These financial statements are prepared in accordance with accounting principles generally accepted in the United States of America as applicable to an exploration stage enterprise under FASB-ASC 915-205 and are expressed in US dollars.

Principles of Consolidation

The accompanying consolidated financial statements include the accounts of the Company and its wholly-owned subsidiary, 2038052 Ontario Inc. All intercompany balances and transactions have been eliminated on consolidation.

Use of Estimates

The preparation of financial statements in conformity with accounting principles generally accepted in the United States of America require management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Significant estimates include the recoverability of resource properties, accrued liabilities, rate of amortization and the valuation allowance for deferred income tax assets. Management believes the estimates are reasonable; however, actual results could differ from those estimates and could impact future results of operations and cash flows.

8

NEWPORT GOLD, INC.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
(Amounts and disclosures for the three months ended March 31, 2011 and 2010 are unaudited)

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Foreign Currency Translation

The Company's operations and activities are conducted principally in Canada; hence the Canadian dollar is the functional currency. Non-monetary assets and liabilities are translated at historical rates; monetary assets and liabilities are translated at exchange rates in effect at the end of the year; and expenses are translated at average rates for the year. Gains and losses from translation of foreign currency into the functional currency are included in current results of operations. The Company's reporting currency is the United States dollar. The Company translates financial statements into the reporting currency as follows: assets and liabilities are translated at the rates of exchange on the balance sheet date, and revenues and expenses are translated at average rates of exchange during the period. The resulting translation adjustments are included as part of other comprehensive income.

Mineral Property Acquisition Payments and Exploration Costs

The Company follows accounting standards for mineral rights, which concluded that mineral rights are tangible assets. Accordingly, the Company capitalizes certain costs related to the acquisition of mineral rights. If a commercially mineable ore body is discovered, such costs are amortized when production begins using the unit-of-production method based on proven and probable reserves. If no commercially viable ore body is discovered, or such rights are otherwise determined to have no value, such costs are expensed in the period in which it is determined the property has no future economic value.

Impairment of Long-Lived Assets

Management of the Company periodically reviews the net carrying value of its mineral properties and interests on a property-by-property basis. These reviews consider the net realizable value of each property to determine whether a permanent impairment in value has occurred and the need for any asset write-down. An impairment loss will be recognized when the estimated future cash flows (undiscounted) expected to result from the use of an asset are less than the carrying amount of the asset. Measurement of an impairment loss will be based on the estimated fair value of the asset if the asset is expected to be held and used.

Depreciation

Equipment is recorded at cost. Expenditures for major additions and improvements are capitalized; minor replacements, maintenance and repairs are charged to expense as incurred. When property and equipment are retired or otherwise disposed of, the cost and accumulated depreciation are removed from the accounts and any resulting gain or loss is included in the results of operations for the respective period. Amortization is provided over the estimated useful lives of the related assets using the declining-balance method for financial statement purposes.

Amortization of equipment is calculated at 30% on the declining-balance basis.

Income Taxes

The Company accounts for income taxes in accordance with FASB ASC 740, Income Taxes. Deferred tax assets and liabilities are recognized for future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and are measured using the enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. A valuation allowance is recorded to reduce the deferred tax assets, if there is uncertainty regarding their realization.

FASB ASC 740 also addresses the determination of whether tax benefits claimed or expected to be claimed on a tax return should be recorded in the financial statements. Under FASB ASC 740, the Company may recognize the tax benefit from an uncertain tax position only if it is more likely than not that the tax position will be sustained on examination by the taxing authorities, based on the technical merits of the position. The tax benefits recognized in the consolidated financial statements from such a position should be measured based on the largest benefit that has a greater than 50% likelihood of being realized upon ultimate settlement. FASB ASC 740 also provides guidance on de-recognition, classification, interest and penalties on income taxes, accounting in interim periods and requires increased disclosures. The Company had no material adjustments to its liabilities for unrecognized income tax benefits according to the provisions of FASB ASC 740.

9

NEWPORT GOLD, INC.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
(Amounts and disclosures for the three months ended March 31, 2011 and 2010 are unaudited)

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Loss Per Share

The Company computes earnings per share in accordance with ASC 260, Earnings per Share. Under the provision, basic earnings per share are computed by dividing the net income (loss) for the period by the weighted average number of common shares outstanding during the period. Diluted earnings per share is computed by dividing the net income (loss) for the period by the weighted average number of common and potentially dilutive common shares outstanding during the period. There were no potentially dilutive common shares outstanding during the period.

Other Comprehensive Income

The Company follows us Generally Accepted Accounting Principles (“US GAAP”), “Reporting Comprehensive Income”, which establishes standards for the reporting and display of comprehensive income, its components and accumulated balances in financial statements. Comprehensive income consists of net income and other gains and losses affecting stockholders' equity that under generally accepted accounting principles are excluded from net income. For the Company, such items consist primarily of foreign currency translation gains and losses.

Asset Retirement Obligations

The Company has adopted the provisions of US GAAP, "Accounting for Asset Retirement Obligations". The basis of this policy is the recognition of a legal liability for obligations relating to the retirement of property, plant and equipment, and obligations arising from the acquisition, construction, development or normal operations of those assets. Such asset retirement costs must be recognized at fair value when a reasonable estimate of fair value can be estimated in the period in which the liability is incurred. A corresponding increase to the carrying amount of the related asset, where one is identifiable, is recorded and amortized over the life of the asset. Where a related future value is not easily identifiable with a liability, the change in fair value over the course of the year is expensed. The amount of the liability is subject to re-measurement at each reporting period. The estimates are based principally on legal and regulatory requirements.

It is possible that the Company's estimates of its ultimate reclamation and closure liabilities could change as a result of changes in regulations, changes in the extent of environmental remediation required, changes in the means of reclamation, or changes in cost estimates. Changes in estimates are accounted for prospectively commencing in the period the estimate is revised. No liability has been recorded as the Company is in the development stage on its properties and, accordingly, no environmental disturbances have occurred.

Fair Value of Financial Instruments

Financial assets and liabilities recorded on the accompanying balance sheets are categorized based on the inputs to the valuation techniques as follows:

Level 1 - Financial assets and liabilities whose values are based on unadjusted quoted prices for identical assets or liabilities in an active market that the company has the ability to access at the measurement date (examples include active exchange-traded equity securities, listed derivatives and most United States Government and agency securities).

Level 2 - Financial assets and liabilities whose values are based on quoted prices in markets where trading occurs infrequently or whose values are based on quoted prices of instruments with similar attributes in active markets. Level 2 inputs include the following:

•	Quoted prices for identical or similar assets or liabilities in non-active markets (examples include corporate and municipal bonds which trade infrequently);

•	Inputs other than quoted prices that are observable for substantially the full term of the asset or liability (examples include interest rate and currency swaps); and

•	Inputs that are derived principally from or corroborated by observable market data for substantially the full term of the asset or liability (examples include certain securities and derivatives).

10

NEWPORT GOLD, INC.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
(Amounts and disclosures for the three months ended March 31, 2011 and 2010 are unaudited)

NOTE 3 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES (continued)

Fair Value of Financial Instruments (continued)

Level 3 - Financial assets and liabilities whose values are based on prices or valuation techniques that require inputs that are both unobservable and significant to the overall fair value measurement. These inputs reflect management’s own assumptions about the assumptions a market participant would use in pricing the asset or liability.

An asset or liability’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement.  Availability of observable inputs can vary and is affected by a variety of factors.  The Company uses judgment in determining fair value of assets and liabilities and Level 3 assets and liabilities involve greater judgment than Level 1 and Level 2 assets or liabilities.

Stock Based Compensation

The Company accounts for share-based compensation in accordance with ASC Topic 718, Compensation—Stock Compensation (ASC 718). Under the provisions of ASC 718, share-based compensation cost is measured at the grant date, based on the calculated fair value of the award, and is recognized as an expense over the employee’s requisite service period (generally the vesting period of the equity grant).

FASB Codification

Effective July 1, 2009, the Company adopted the Financial Accounting Standards Board Accounting Standards Codification ("ASC") 105, "Generally Accepted Accounting Principles." ASC 105 establishes the FASB Accounting Standards Codification as the source of authoritative accounting principles recognized by the FASB to be applied by nongovernmental entities in the preparation of financial statements in conformity with GAAP for SEC registrants. All guidance contained in the Codification carries an equal level of authority. The Codification supersedes all existing non-SEC accounting and reporting standards. The FASB will now issue new standards in the form of Accounting Standards Updates ("ASUs"). The FASB will not consider ASUs as authoritative in their own right. ASUs will serve only to update the Codification, provide background information about the guidance and provide the bases for conclusions on the changes in the Codification. References made to FASB guidance have been updated for the Codification throughout this document.

Recent Accounting Pronouncements

The Company does not expect the adoption of recent accounting pronouncements to have a material impact on its financial condition or results of operations.

NOTE 4 – FINANCIAL INSTRUMENTS

Fair Value

The carrying values of bank indebtedness, and accounts payable and accrued liabilities approximate their fair values because of the short-term maturity of these financial instruments. The fair values of due to related parties cannot be reasonably estimated, as no liquid and active market exists for such instruments.

Interest Rate Risk

The Company is not exposed to interest rate risk as the Company has no interest bearing financial instruments.

Credit Risk

The Company is exposed to credit risk with respect to its cash; however, this risk is minimized as cash is placed with major financial institutions.

11

NEWPORT GOLD, INC.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
(Amounts and disclosures for the three months ended March 31, 2011 and 2010 are unaudited)

NOTE 4 – FINANCIAL INSTRUMENTS (continued)

Currency Risk

The Company is exposed to foreign currency fluctuations to the extent expenditures incurred by the Company are not denominated in the functional currency.

NOTE 5 – MINERAL INTERESTS

The mineral interests comprise a significant portion of the Company's assets. Realization of the Company's investment in these assets is dependent upon the establishment of legal ownership, the attainment of successful production from the properties or from the proceeds of their disposal.

Although the Company has taken steps to verify the title to mineral properties in which it has an interest in accordance with industry standards for the current stage of development of such properties, these procedures do not guarantee the Company's title. Property title may be subject to unregistered prior agreements or transfers and title may be affected by undetected defects.

Burnt Basin mineral claims number 395687, 530691, 556586, 556588, 556589, 556590, 596696, 558034, 573419 and 573420:

On July 21, 2003, the Company entered into an option agreement to acquire nine mineral claims consisting of 47 units, each unit consisting of approximately 25 hectares, title to which is held by an unrecorded warranty deed. The mineral claims are located 25 kilometers northeast of Grand Forks, British Columbia, Canada, known as the Burnt Basin mineral claims numbered 395687, 530691, 556586, 556588, 556589, 556590, 596696, 558034, 573419 and 573420. The option agreement is subject to an underlying agreement dated July 29, 2002 between the property owners and the optionor.

Under the terms of the option agreement, the Company can acquire a 100% undivided interest in the property, subject to two separate net smelter return royalties ("NSR") (totaling 2%), and cash and share payments totaling $12,364 (Cdn $17,000) (paid) and 225,000 shares of common stock (issued) (note 8). The Company must also incur exploration expenses totaling $252,194 (Cdn $250,000) over a three-year period, ending June 18, 2006. On July 18, 2007, the Company received an extension on completing the required expenditures to June 18, 2008.

The first NSR consists of a 1% NSR payable to the property owner capped at $252,194 (Cdn $250,000), that will be provided by making annual $10,006 (Cdn $10,000) prepaid NSR payments beginning in September 2003 ($42,816 (Cdn $50,000) paid to December 31, 2007). A further 1% NSR is payable to the optionor. One-half of the latter 1% NSR may be bought out for the sum of $504,388 (Cdn $500,000).

To date, the Company has not performed any work on the property other than some mapping and compilation. The Company is presently in the pre-exploration state and there is no assurance that a commercially viable mineral deposit exists in the property until further exploration is done and a comprehensive evaluation concludes economic and legal feasibility. The Company intends to develop mineral deposits it finds, or enter into a joint venture with another company with more experience at that stage of operation.

On September 11, 2008, the Company entered into an Option Agreement (the “Agreement”) with Cadman Resources Inc.(“Cadman”), a company with 2 common directors, whereby Cadman can earn an undivided 60% interest in the Burnt Basin property located in the Greenwood Mining District of British Columbia (the “Property”). In consideration, Cadman agreed to make cash payments of $50,000, incur exploration expenditures of $1,000,000, and issue 1,250,000 common shares over five years.

On August 5, 2009 Cadman terminated its Option Agreement related to the Burnt Basin property.

12

NEWPORT GOLD, INC.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
(Amounts and disclosures for the three months ended March 31, 2011 and 2010 are unaudited)

NOTE 5 – MINERAL INTERESTS (continued)

Inner Mongolia, China mineral rights:

By agreement dated November 17, 2006, the Company acquired an option to earn a 40% interest in a 50% interest held by the optionors (20% interest in an option to acquire the property) in certain mineral exploration rights located in Inner Mongolia, China. The option agreement is subject to an underlying agreement dated February 1, 2006 between the vendor and the optionors.

In order to earn its entitled interest in the property, the Company issued 2,200,000 common shares to the optionors and an additional 300,000 common shares to the vendor of the property at $0.10, a price estimated to be fair value. The Company also granted a 2.2% NSR to the optionors on all metals produced from the optionors' interest in the property. The optionors also granted the Company a first right of refusal to acquire the remainder of their option interest in the property (an option to earn a 50% option interest in the property) for a period of one year.

In addition to the 2,200,000 common shares issued as noted above, the Company must issue an additional 500,000 common shares to the vendor by February 1, 2009 and incur $750,000 of exploration expenditures, of which $250,000 of exploration expenditures must be expended by February 1, 2008. The Company issued 100,000 common shares as consideration for the extension in 2007.

By agreement dated August 7, 2007, the Company exercised its option to earn the remaining 30% option interest in the property. In order to earn the additional 30% option interest in the property, the Company issued 3,011,500 common shares to the optionors. These shares were issued at $0.60 per share, a price determined to be fair value.

In October 2008, drilling was conducted on the China property.  No mineralization was discovered in the drill results, so further exploration of the property was abandoned.  This resulted in a write-down of the property for the amount of $2,397,663.

On January 28, 2008, the Company issued 300,000 common shares, at a price of $0.19 per share, a price determined to be fair value, as part of the resource property agreement dated November 17, 2006. (See note 5(b))

On January 15, 2008, the Company received an extension on completing $500,000 of exploration expenditures required by February 1, 2008 to February 1, 2009 in consideration for 100,000 common shares of the Company. The 100,000 common shares were issued at $0.19 per share, a price determined to be fair value.

On August 20, 2008 the company issued 200,000 common shares at $0.15 per share to Noront Resources which was the last share installment required under the agreement between the two parties.

TMBW International Resources Corporation’s Mac Property:

On February 26, 2008, the Company acquired 50% of TMBW International Resources Corporation's Mac Property, a 331-hectare gold property located approximately 55 kilometers southeast of Vernon, British Columbia, for 1,800,000 common shares of the Company. The per share fair value of these shares are $0.01. These shares cannot be sold to a US person or through a US stock exchange for a period of one year and only once a full registration statement is cleared by the SEC.

NOTE 6 – EQUIPMENT

	March 31,	March 31,	December 31,	December 31,
	2011	2010	2010	2009

Cost	$5,606	$5,606	$5,606	$5,606
Accumulated depreciation	(4,786)	(3,665)	(4,786)	(3,665)
Net	$820	$1,941	$820	$1,941

Depreciation expense for the three months ended March 31, 2011 and 2010 and the years ended December 31, 2010 and 2009 was $0, $0, $1,121 and $705, respectively.  Depreciation is currently recorded annually due to its immateriality.

13

NEWPORT GOLD, INC.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
(Amounts and disclosures for the three months ended March 31, 2011 and 2010 are unaudited)

NOTE 7 – RELATED PARTY TRANSACTIONS

As at March 31, 2011, the president of the Company  is owed $181,000 in compensation, $151,000 at December 31, 2010, $61,000 at March 31, 2010 and $31,000 at December 31, 2009. The amount owed is without interest or stated terms of repayment and is unsecured.

During the quarter ended March 31, 2011, three shareholders loaned the Company $3,897.  The loans have no definite terms of repayment and bear no interest.  The Company has imputed interest at 5% per annum on these loans and offset the charge to interest expense as a credit to additional paid in capital.

During the year ended December 31, 2010, three shareholders loaned the Company $25,162.  The loans have no definite terms of repayment and bear no interest.  The Company has imputed interest at 5% per annum on these loans and offset the charge to interest expense as a credit to additional paid in capital.

NOTE 8 – LOANS PAYABLE

During the quarter ended March 31, 2011, the Company borrowed $3,500 from an unaffiliated individual.  The loan has no definite terms of repayment and bears no interest.  The Company has imputed interest at 5% per annum on this loan and offset the charge to interest expense as a credit to additional paid in capital.

During the year ended December 31, 2010, the Company borrowed $5,000 from an unaffiliated individual.  The loan has no definite terms of repayment and bears no interest.  The Company has imputed interest at 5% per annum on this loan and offset the charge to interest expense as a credit to additional paid in capital.

NOTE 9 – COMMON STOCK

Authorized

100,000,000 common shares with a par value of $0.001 per share.

Issued and Outstanding

As at December 31, 2003, the Company had received $93,150 towards the issuance of 8,150,000 common shares of the Company. This includes founder's shares of 7,150,000 at a deemed price of $0.001 per share and 1,000,000 shares to be issued at prices ranging from $0.04 to $0.20 under various private placement agreements entered into during the initial period ended December 31, 2003. The Company also committed to issue 225,000 shares at $0.10 per share, a price determined to be fair value, towards the acquisition of the Burnt Basin property (note 5) as of December 31, 2003.

Subscription proceeds in the amount of $144,000 towards the issuance of 1,440,000 shares were collected in 2005; however, no shares were issued until January 11, 2006.

On January 18, 2006, 525,000 common shares were issued for cash at a price of $0.10 per share.

On January 20, 2006, 525,000 common shares were issued for cash at a price of $0.10 per share.

On January 24, 2006, 510,000 common shares were issued for cash at a price of $0.10 per share.

On October 30, 2006, 700,000 common shares were issued in an offshore transaction at $0.10 per share under Regulation S Exemption. These shares cannot be sold to a US citizen or through a US stock exchange for a period of one year and only after a full registration statement is filed and cleared by the Securities and Exchange Commission ("SEC").

On November 17, 2006, 2,500,000 common shares were issued at a price of $0.10 per share, a price determined to be fair value, for the acquisition of an option to acquire an interest in a mineral property in Inner Mongolia, China.

14

NEWPORT GOLD, INC.
(An Exploration Stage Company)
Notes to Consolidated Financial Statements
(Amounts and disclosures for the three months ended March 31, 2011 and 2010 are unaudited)

NOTE 9 – COMMON STOCK (continued)

On November 22, 2006, 500,000 common shares were issued in an offshore transaction at $0.10 per share under Regulation S Exemption. These shares cannot be sold to a US citizen or through a US stock exchange for a period of one year and only after a full registration statement is filed and cleared by the SEC.

On April 12, 2007, 100,000 common shares were issued at $0.45 per share, a price determined to be fair value, to extend for one year the completion of $500,000 of exploration expenditures for the mineral property located in Inner Mongolia, China.

On August 7, 2007, 3,011,500 common shares were issued at $0.60 per share, a price determined to be fair value, for the acquisition of the remaining 30% of the 50% interest in a mineral property in Inner Mongolia, China.

On January 15, 2008, the Company received an extension on completing $500,000 of exploration expenditures required by February 1, 2008 to February 1, 2009 in consideration for 100,000 common shares of the Company. The 100,000 common shares were issued at $0.19 per share, a price determined to be fair value

On January 28, 2008, the Company issued 300,000 common shares, at a price of $0.19 per share, a price determined to be fair value, as part of the resource property agreement dated November 17, 2006.

On August 20, 2008 the company issued 200,000 common shares at $0.15 per share to Noront Resources which was the last share installment required under the agreement between the two parties.

On February 26, 2008, the Company acquired 50% of TMBW International Resources Corporation's Mac Property, a 331-hectare gold property located approximately 55 kilometers southeast of Vernon, British Columbia, for 1,800,000 common shares of the Company. The issue price of the shares was $0.05, and at the time of issue the shares had a fair value of $0.01.  These shares cannot be sold to a US person or through a US stock exchange for a period of one year and only once a full registration statement is cleared by the SEC. The Company will also assume all obligations to the original vendors.

On August 20, 2008, the Company converted $711,861 of debt to shares, issuing 14,237,220 common shares at a deemed price of $0.05 per common share. The debt to be settled by this “Shares for Debt” transaction includes payment for debt owed to Derek Bartlett, the President, CEO and director. This transaction does not result in a change of control. Shares will be issued pursuant to available exemptions from all applicable securities regulations and will be considered restricted securities. The Company now has a total of 34,823,720 shares issued and outstanding. All shares issued in the “Shares for Debt” transaction are considered restricted securities and subject to applicable hold periods.

NOTE 10 – INCOME TAXES

The Company has non-capital losses for Canadian income tax purposes of $799,170 ($836,389 Canadian) available that expire as follows:

2010	$127,532
2014	68,041
2015	79,751
2026	225,810
2027	131,375
2028	166,661
$799,170

The company has incurred specified foreign exploration and development expenses of $1,851,900 that are eligible to be offset against future income from  foreign gold operations. The company does not have any current foreign operations and the statements do not reflect any future benefit as a result of such costs.

The company has filed its Canadian income tax returns, but it has not yet filed its corporate tax returns for the United States or its state tax returns.

15